                                                                     EXHIBIT 2.2

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                         UNITED STATES BANKRUPTCY COURT
                            WESTERN DISTRICT OF TEXAS
                                MIDLAND DIVISION

IN RE:                                    )
                                          )
COSTILLA ENERGY, INC.,                    )          CASE NO. 99-70653
Tax I.D. No. 75-2658940                   )             CHAPTER 11
                                          )
DEBTOR.                                   )




      ------------------------------------------------------------------

                      DISCLOSURE STATEMENT WITH RESPECT TO
                 DEBTOR'S PLAN OF REORGANIZATION (LIQUIDATION),
                                   AS AMENDED
                              Dated: July 28, 2000
                                 Midland, Texas

      ------------------------------------------------------------------



      Henry J. Kaim                             Richard T. McMillan
      Robert K. Lum                             Dan G. LeRoy
      SHEINFELD, MALEY & KAY, P.C.              COTTON, BLEDSOE, TIGHE
      1001 Fannin Street, Suite 3700               & DAWSON
      Houston, TX 77002                         500 W. Illinois, Suite 300
      Telephone: (713) 658-8881                 Midland, Texas 79701-4337
      Facsimile: (713) 658-9756                 Telephone: (915) 684-5782
                                                Facsimile: (915) 682-3672

      Samuel M. Stricklin
      SHEINFELD, MALEY & KAY, P.C.
      1700 Pacific Avenue, Suite 4400
      Dallas, TX 75201-4618
      Telephone: (214) 953-0700
      Facsimile: (214) 953-1189



                            ATTORNEYS FOR THE DEBTOR



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



                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
ARTICLE I - INTRODUCTION ..........................................................................       1

               1.1      General Overview of Payment Plans .........................................       1
               1.2      Preliminary Statement .....................................................       6
               1.3      Purpose of Disclosure Statement ...........................................       8
               1.4      Explanation of Chapter 11 .................................................       9
               1.5      Procedure for Filing Proofs of Claim and Proofs of Interest ...............      10
                        A.      Bar Date for Filing of All Proofs of Claim (Other Than
                                Administrative Claims) and Proofs of Interest .....................      10
                        B.      Effect of Amendments to Schedules .................................      11
                        C.      Executory Contracts and Unexpired Leases ..........................      11
               1.6      Voting Procedures and Requirements ........................................      11
                        A.      Persons Entitled to Vote ..........................................      11
                        B.      Voting Instructions ...............................................      11
                                1.       Ballots ..................................................      11
                                2.       Returning Ballots ........................................      12
                                3.       Voting Claims with Respect to Publicly Traded Bonds ......      12
                        C.      Incomplete or Irregular Ballots ...................................      12
                        D.      Ballot Retention ..................................................      12
                        E.      Approval of Disclosure Statement ..................................      13
                        F.      Confirmation Hearing ..............................................      13
                        G.      Objections ........................................................      13

ARTICLE II - BACKGROUND ...........................................................................      14

               2.1      Background About the Debtor ...............................................      14
                        A.      Incorporated Information ..........................................      14
                        B.      Business ..........................................................      14
                                1.       General ..................................................      14
                                2.       1999 Activities ..........................................      15
                                3.       Environmental Matters ....................................      16
                                4.       Operational Hazards and Insurance ........................      16
                        C.      Market for the Debtor's Pre-Bankruptcy Common Stock ...............      17
                        D.      Related Party Transactions ........................................      17
                        E.      Other Business ....................................................      18

ARTICLE III - PROCEEDINGS IN THE CHAPTER 11 CASE ..................................................      18

               3.1      Administration of the Case ................................................      19
                        A.      The "First Day" Pleadings .........................................      19
                        B.      Payments of Prepetition Severance Tax and Obligations to Royalty
                                and Working Interest Owners .......................................      20
                        C.      Payables to Operators of Debtor's Non-Operated Properties .........      21
                        D.      Assumption and Rejection of Contracts .............................      21

                                (i)      Farmout Agreements .............................................     21
                                         a)    Farmout Agreement with Canyon Oil & Gas
                                               Exploration L.L.C. .......................................     21
                                         b)    Farmout Agreement with JUD, L.C. .........................     21
                                         c)    Farmout with Walter Oil and Gas Exploration Corp .........     22
                                         d)    Farmout Agreement with Petrogulf II Limited Partnership ..     22
                                (ii)     Houston Pipeline Contract ......................................     22
                                (iii)    Employee Contracts .............................................     22
                                (iv)     Non-Residential Real Property Leases ...........................     23
                        E.      Appointment of Committee of Unsecured Creditors .........................     23
                        F.      Retention of Professionals ..............................................     23
                        G.      Removal of Litigation ...................................................     23
                        H.      341 Meeting .............................................................     24
                        I.      Claims Process and Bar Date .............................................     24
                        J.      Motion to Appoint Examiner ..............................................     25
                        K.      Bankruptcy Code Section 363 Sale of Substantially All the Assets ........     25
                        L.      Closing and Post Closing Retention Pay for Certain Employees ............     25
                        M.      Payment of Undisputed Principal and Interest ............................     26

ARTICLE IV - GENERAL OVERVIEW OF THE PROPOSED - PLAN OF REORGANIZATION ..................................     26

               4.1      Bankruptcy Risks ................................................................     26
                        A.      Objection to Classifications ............................................     26
                        B.      Risk of Nonconfirmation of the Plan .....................................     26
                        C.      Nonoccurrence of Effective Date of the Plan .............................     27

ARTICLE V - TREATMENT OF CLAIMS WITHIN THE PROPOSED  PLAN OF REORGANIZATION .............................     27

               5.1      Classification and Treatment of Claims and Interests ............................     27
               5.2      Treatment of Administrative Expenses ............................................     28
               5.3      Treatment of Priority Tax Claims ................................................     28
               5.4      Class 1 -  The Allowed Bank Group Claim .........................................     29
               5.5      Class 2 -  Any Allowed Bankers Trust Swap Claim .................................     29
               5.6      Class 3 -  The Dawson Secured Claim .............................................     30
               5.7      Class 4 -  Other Secured Claims .................................................     30
               5.8      Class 5 -  Any Allowed Priority Non-Tax Claims ..................................     30
               5.9      Class 6 -  Any Allowed Administrative Convenience Claims ........................     31
               5.10     Class 7 -  Any Allowed General Unsecured Claims, Including Allowed Bond
                                   Claims ...............................................................     31
               5.11     Class 8 -  Disallowed Claims, Subordinated Claims, Securities Laws Claims
                                   and Penalty Claims ...................................................     32
               5.12     Class 9 -  Equity Interests in Costilla Energy, Inc. ............................     32

ARTICLE VI - THE LIQUIDATING TRUST ......................................................................     32
               6.1      Creation of the Trust ...........................................................     32

               6.2      Funding of Res of Trust .........................................................     33
               6.3      Trustee to Liquidate or Abandon All Assets and Distribute Proceeds ..............     33
               6.4      Dissolution of Debtor ...........................................................     34

ARTICLE VII - PROCEDURES FOR RESOLVING AND TREATING CONTESTED DISPUTED CLAIMS UNDER THE PLAN ............     34

               7.1      Objection Deadline ..............................................................     34
               7.2      Prosecution of Objections .......................................................     34
               7.3      Timing of Distributions .........................................................     34
               7.4      Distributions to Bondholders ....................................................     34
               7.5      Means of Cash Payment ...........................................................     36
               7.6      Delivery of Distributions .......................................................     37
               7.7      Time Bar to Cash Payments .......................................................     37
               7.8      No Distributions Pending Allowance ..............................................     37
               7.9      Withholding of Distribution on Account of Contested Claims ......................     37
               7.10     Distributions After Allowance ...................................................     37
               7.11     Distributions After Disallowance ................................................     38
               7.12     Order of Distribution of Trust Cash .............................................     38

ARTICLE VIII - SELECT OTHER PROVISIONS OF THE PLAN ......................................................     39

               8.1      Plan is Motion to Sell ..........................................................     39
               8.2      Vesting of Assets ...............................................................     39
               8.3      The Committee ...................................................................     39
               8.4      Trustee to Liquidate or Abandon all Assets and Distribute Proceeds; Committee
                        May Terminate Plan Trustee, With or Without Cause ...............................     40
               8.5      Setoff and Other Rights .........................................................     40
               8.6      Discharge .......................................................................     40
               8.7      Injunctions .....................................................................     41
               8.8      Responsible Party Injunction ....................................................     41
               8.9      Lawsuits ........................................................................     41
               8.10     Release and Exculpation .........................................................     42
               8.11     De Minimis Distributions ........................................................     42
               8.12     Payment of Statutory Fees .......................................................     42
               8.13     Bankruptcy Restrictions .........................................................     42
               8.14     Binding Effect ..................................................................     42
               8.15     Governing Law ...................................................................     43
               8.16     Modification of Plan ............................................................     43
               8.17     Creditor Defaults ...............................................................     43
               8.18     Severability ....................................................................     43
               8.19     Closing the Case ................................................................     44

ARTICLE IX - LIQUIDATION ANALYSIS .......................................................................     44

ARTICLE X - OTHER LITIGATION ............................................................................     44

               10.1     Bankruptcy Causes of Action .....................................................     44

                        A.      Preferences .............................................................     44
                        B.      Fraudulent Transfers ....................................................     45
                        C.      Potential Litigation ....................................................     45
               10.2     Pre-Bankruptcy Lawsuits .........................................................     46
               10.3     Plan Treatment of Lawsuits ......................................................     49

ARTICLE XI -FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN .................................................     49

               11.1     General .........................................................................     49
                        A.      Statutory Overview ......................................................     49
               11.2     Tax Consequences to the Debtor ..................................................     50
                        A.      Summary of the Plan .....................................................     50
                        B.      Existing Tax Attributes of Debtor .......................................     50
                        C.      Tax Consequences of Sale ................................................     50
                        D.      Treatment of Debt Discharge Income Under the Plan .......................     50
                        E.      Effect of Section 382--General Rules ....................................     51
                        F.      Computation of Alternative Minimum Tax ..................................     51
               11.3     Federal Income Tax Consequences to Claimants ....................................     51
                        A.      General .................................................................     51
                        B.      Claimants Receiving Interest in Liquidating Trust .......................     51
                                1.      Receipt of Interest in Trust as a Taxable Event .................     51
                                2.      Tax Consequences of Trust Income and Subsequent
                                        Distributions ...................................................     52
                                3.      Character of Gain or Loss .......................................     52
                        C.      Receipt of Interest .....................................................     52
                        D.      Backup Withholding ......................................................     52

               11.4     Federal Income Tax Consequences to Equity Interests .............................     53

ARTICLE XII - REQUIREMENTS FOR CONFIRMATION OF THE PLAN .................................................     53

               12.1     General Confirmation Requirements ...............................................     53
               12.2     Potential Cramdown of the Plan ..................................................     54

ARTICLE XIII - CONCLUSION ...............................................................................     54


APPENDICES AND EXHIBITS

         Exhibit A         Plan of Reorganization
         Exhibit B         Order Approving Disclosure Statement
         Exhibit C         Payments Within 90 Days


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                                    ARTICLE I
                                  INTRODUCTION


1.1 GENERAL OVERVIEW OF PLAN PAYMENTS

         The Plan contemplates that all of the remaining assets of the Debtor will be placed in a Trust, to be liquidated and distributed by a Plan Trustee. A general discussion of the projected assets and recoveries of the Trust are set out below. The following summary is general in nature. Creditors are referred to the full Disclosure Statement and Plan for a full discussion of these matters.

         Substantially all of the oil and gas assets of Costilla were sold on June 15, 2000 to Louis Dreyfus Natural Gas Corp. The Plan provides for the distribution of the proceeds to the creditors according to the classes described therein. This analysis provides an estimate of the amounts each class may receive under the Plan.

         This analysis is believed to reflect all relevant information known to management as of the date of this Disclosure Statement. The Debtor is not aware of any events subsequent to such date that would materially affect this analysis. There can be no assurance that the assumptions underlying this analysis would be made or accepted by the Bankruptcy Court.

         ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES AND AMOUNTS REFLECTED IN THIS ANALYSIS WILL BE REALIZED AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

                  BASIS OF PRESENTATION

         This analysis is based on the Debtor's unaudited financial statements as of June 30, 2000 and various adjustments thereto, as reflected in the significant assumptions section below and the footnotes section following the analysis, as well as other amounts estimated by the Debtor's management. The analysis assumes that the Debtor's remaining assets will be liquidated in an orderly manner over the next three months. Actual recoveries in liquidation may differ materially from the preliminary estimate of recoveries included herein. Liabilities are based on the amended Schedules and claims filed with the Court. Expenses are estimates of the post-closing requirements. The Debtor may hold claims against third-parties that will be conveyed to the Trust, investigated by the Plan Trustee, and pursued or not as the Plan Trustee concludes is appropriate. A discussion of such possible claims is contained in Article X of the Disclosure Statement. Note that the discussion of assets does not include a valuation of any potential recovery on claims held by the Trust, since those recoveries are unknown and unliquidated at this time. Such recoveries are by no means waived.

                  SIGNIFICANT ASSUMPTIONS

Order of distribution. The Plan assumes the following order of distribution:

(1)      Allowed Secured Claims

(2)      Allowed Chapter 11 Administrative Claims

(3)      Costs of administering the Trust

(4)      Allowed Priority Claims

(5)      Allowed General Unsecured Claims

                  OTHER  ASSUMPTIONS

o Overhead expenses will continue through September 30, 2000 as staff is required to complete post-closing accounting and property title defect work.

o Lawsuits filed against the company including the GNK Inc. judgement ($5.5 million) which will be appealed; and the Thomas J. Jones lawsuit ($8 million), which is still pending in the 319th District Court; have been determined by Management to be without merit and the GNK claim is subordinated in the Plan as a penalty claim. They have not been recorded on the books and records of the Company as contingent liabilities and are treated in the Plan under Class 8. This analysis assumes that such claims will not receive a distribution.

                              COSTILLA ENERGY INC.
                   Distribution of Estimated Proceeds Per Plan

                     STATEMENT OF ASSETS                                    Preliminary
                        (in thousands)                                     Balance Sheet
                                                                           June 30, 2000          %             Plan
                                                                 Note       (unaudited)       Recovery      Liquidation
Cash and cash equivalents                                          1         $ 114,884          100%       $  114,884
Accounts Receivable-Trade, net                                     2               582           40%              233
Accounts Receivable-Oil & Gas Sales                                3                --            0%               --
Prepaids                                                           4               370            0%               --
Total Current Assets                                                           115,836                        115,117

Oil & Gas Properties, net                                          5                --            0%               --
Other Property & Equipment, net                                    6             1,800           10%              180
Gas Balancing Receivable                                           7                --            0%               --
Other Assets, net                                                  8            12,580            0%               --
Title Defects Escrow                                               9             2,020           32%              646

Total Assets                                                                 $ 132,236                     $  115,943


NET PROCEEDS AVAILABLE FOR DISTRIBUTION                                                                     $ 115,943

ALLOCATION OF NET ESTIMATED LIQUIDATION PROCEEDS TO SECURED,
ADMINISTRATIVE, PRIORITY AND UNSECURED CLAIMANTS


                                                                    Allowable         %             Plan
                                                    Note             Claims        Recovery      Liquidation
Secured Creditor Claims:
     Class 1: Banker's Trust Revolver                10             $      845      100.00%       $      845
     Class 2: Banker's Trust Hedging Obligation      11                 19,462      100.00%           19,462
     Class 3:  Dawson                                12                    525      100.00%              525
     Class 4:  Other Secured Claims                  13                    749      100.00%              749
     Non-default interest at 6-30-00                 14                  1,020      100.00%            1,020
     Default interest at 6-30-00                                           655      100.00%              655
                                                                    ----------                    ----------
          Subtotal                                                  $   23,256                    $   23,256


Estimated Amounts After Secured Claims:                                                           $   92,687

Administrative & Priority Claims:
       Trust Professional Fees                       15             $    1,800      100.00%       $    1,800
       Chapter 11 Professional Fees                  16                  1,200      100.00%            1,200
       Transaction Fee on Sale                       17                  1,250      100.00%            1,250
       Post-Petition Creditors                       18                  2,500      100.00%            2,500
       General and Administrative                    19                  1,200      100.00%            1,200
       Priority Tax Claims                           20                     --      100.00%       $       --
                                                                    ----------                    ----------
           Subtotal                                                 $    7,950                    $    7,950

Estimated Amounts After Administrative and Priority Claims                                        $   84,737

Unsecured Claims:

     Class 5:  Allowed Priority Non-Tax Claims       21                     --      100.00%               --
     Class 6:  Administrative Convenience Claims     22                    354      100.00%              354
     Class 7:  General Unsecured including Bonds     23                189,346       44.57%           84,383
     Class 8:  Disallowed Claims, etc.               24                 15,601        0.00%               --
                                                                    ----------                    ----------
          Subtotal                                                  $  205,301                    $   84,737

     Class 9  Equity                                 25             $       --                    $       --


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


         FOOTNOTES TO THE  ANALYSIS

FOOTNOTES REGARDING PROCEEDS:

1) The cash balance is actual cash on hand and depository accounts held by banks as of July 18, 2000, after payment to Bank Group of $25,759,000 (undisputed principal and interest) on July 18, 2000.

2) Trade receivables generally consist of amounts due from outside working interest owners for their proportionate share of costs incurred by the Debtor as operator of the related properties. Some of these receivables will be offset by the owner against amounts owing by the Debtor and some of the receivables are related to the properties sold to Louis Dreyfus. This Analysis assumes accounts receivable-trade are collected at 40% of estimated book value.

3) The oil and gas receivables are primarily from large oil and gas purchasers. This asset was included in the sale to Louis Dreyfus.

4) Other current assets consist primarily of prepaid items and deposits and are assumed to have no cash value.

5) The oil and gas properties were sold to Louis Dreyfus on June 15, 2000, and the proceeds from the sale are included in cash.

6) Owned computer equipment and office equipment is estimated to be liquidated at 10% of book value. A physical inventory has been performed but no third party bids have been obtained for these assets. Oil & gas operating equipment and vehicles were included with the sale of the oil & gas properties.

7) The Gas Balancing Receivable is the net of amounts due to and from Costilla Energy for Costilla's over and under produced position in various properties. This asset was included in the sale of the properties to Louis Dreyfus on June 15, 2000.

8) Other assets consist of deferred charges including deferred bond issuance costs, deferred hedge charges and other assets. These assets will not have any cash value.

         This analysis does not assume any recoveries that may result from potential litigation on avoidance or other actions due to the uncertainties involved in the litigation. If recoveries are obtained by the Debtor, however, they will have a positive effect on the recoveries obtained by the general unsecured claimants. These recoveries could result in material variations in the Analysis.

FOOTNOTES REGARDING APPLICATION OF PROCEEDS:

9) A total amount of approximately $2,020,000 was funded to a Title Defects Escrow Account by Louis Dreyfus. Upon resolution of defects by Costilla, to the satisfaction of Louis Dreyfus, amounts will be released to Costilla. The 32% recovery estimate reflects the amount of title defects which Costilla believes it has resolved as of July 19, 2000.

10) The allowed secured claim of Banker's Trust will be paid in full, with non-default contract interest, or interest as allowed by the Court, and subject to resolution of the outstanding objection to its claim. Reflects payment of principal in the amount of $25,608,000 on July 18, 2000. (Class 1)

11) The allowed secured claim of Banker's Trust for the hedging obligations (Class 2) will be paid in full including interest as may be allowed by the Court (subject to resolution of the amount and any objection to such claim).

12) Per the agreement entered into with Dawson Geophysical Inc., Dawson's claim will be set at $525,000 plus interest at 10% and shall be paid in cash at the effective date. (Class 3)

13) Other secured claims (Class 4) in the analysis would include liens and assumes that any oil and gas lien claimants will receive cash for the secured portion of their claim. These claims have been estimated to be $748,516 which consists of unpaid royalty interest in suspense. The amount of these claims will be transferred to Louis Dreyfus to hold with the property from which they were derived.

14) Interest on the Secured Banker's Trust Hedging Obligation (Class 2) totals $1,020,000 and will be paid, as allowed, as part of the secured claim. Default interest, if allowed, includes $482,000 applicable to the Bank Group and $173,000 applicable to the BT Hedging obligation.

15) Professional fees to administer Trust and to pursue potential lawsuits, preferences and claims objections are estimated at $1,800,000.

16) Professional fees to complete the Chapter 11 filing through confirmation estimated to be September 30, 2000 are estimated at $1,200,000.

17) The transaction fee is payable to Petrie Parkman from the proceeds of the sale of the oil & gas properties.

18) Post-petition creditors including normal trade payables, unpaid revenue interest owners, and unpaid professional fees as of June 30, 2000.

19) G&A expenses are estimated for July 1 through October 31, 2000 for post-closing accounting and administrative functions including litigation support.

20) All allowable priority tax claims have been paid in full. Property taxes assessed on January 1, 2000 will be paid as part of the settlements on the sale of the applicable property leases. Costilla has not projected that any priority tax claims would be payable under the Plan.

21)      Allowed Non-Priority Tax Claims have been estimated at $0. (Class 5)

22)      An administrative convenience class has been set up by the Plan. (Class
         6) Under a confirmed plan, those unsecured claimants owed under $5,000 and those who elect to be treated in this class will be paid in full.

23) In October 1996, the Debtor issued $100 million aggregate principal amount of 10.25% Senior Notes due October 1, 2006. In January 1998, the Debtor issued an additional $80 million aggregate principal amount of 10.25% Senior Notes due October 1, 2006. The interest payment due October 1, 1999 was not paid and of this amount $7,790,000 was accrued pre-petition. These notes will be paid pro-rata with the general unsecured claims. (Class 7)

24) Disallowed claims, subordinated claims, securities law claims and penalty will be paid with general unsecured claims only if allowed by the Bankruptcy Court after objections and hearing. (Class 8)

25)      Current equity will not receive any distribution under the Plan. (Class
         9)

THE DEBTOR RESERVES THE RIGHT TO OBJECT TO ANY CLAIM FILED IN THIS CASE. THE DEBTOR IS INCLUDING CLAIMS WITHIN THIS ANALYSIS FOR PURPOSES OF ESTIMATING CLAIMS ONLY. INCLUSION OF A CLAIM OR CLAIMS WITHIN THIS ANALYSIS IS NOT AN ADMISSION REGARDING THE VALIDITY OR ALLOWANCE OF ANY CLAIM.

1.2 PRELIMINARY STATEMENT

         On September 3, 1999 (the "Petition Date"), Costilla Energy, Inc., a Delaware Corporation (the "Debtor") filed its voluntary petition under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Western District of Texas, Midland Division (the "Court"). The case has been pending since that time before the Honorable Ronald
B. King, United States Bankruptcy Judge. Since the Petition Date, the Company has operated its business as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         This Disclosure Statement is submitted by the Debtor pursuant to section 1125 of the Bankruptcy Code in connection with the Debtor's Plan of Reorganization (Liquidation), As Amended dated July 28, 2000 (the "Plan"). A copy of the Plan is attached to this Disclosure Statement as Exhibit A. For purposes hereof, any term used in this Disclosure Statement (regardless of capitalization), and not otherwise separately defined herein, shall have the defined meaning ascribed to it in the Plan or in section 101 of the Bankruptcy Code.

         On July 20,2000, after notice and a hearing, the Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable a hypothetical, reasonable investor typical of the classes of claimants and stockholders entitled to vote pursuant to the Plan to make an informed judgment on whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE COURT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

         OTHER THAN THIS DISCLOSURE STATEMENT, NO STATEMENT OR INFORMATION GIVEN FOR THE PURPOSE OF SOLICITING ACCEPTANCES OR REJECTIONS OF THE PLAN HAS BEEN APPROVED BY THE COURT CONCERNING: (1) THE DEBTOR AND ITS BUSINESS, ASSETS OR PROPERTY; (2) THE TRUST AND THE PROJECTED RESULTS OF ITS FUTURE BUSINESS OPERATIONS AND FINANCIAL CONDITION; OR (3) DISTRIBUTIONS TO BE MADE UNDER THE PLAN. YOU SHOULD USE CAUTION IN CONSIDERING ANY STATEMENT OR INFORMATION IN MAKING YOUR VOTING DECISION BASED UPON INFORMATION NOT CONTAINED HEREIN.

         ANY ADDITIONAL REPRESENTATIONS OR INDUCEMENTS MADE TO YOU BY ANY PARTY OTHER (1) THAN THE DEBTOR AND ITS PROFESSIONALS; AND (2) THE COMMITTEE AND ITS PROFESSIONALS, SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR, HENRY J. KAIM, ESQ., SHEINFELD, MALEY & KAY, P.C., 1001 FANNIN, SUITE 3700, HOUSTON, TEXAS 77002-6797, AND TO COUNSEL FOR THE CREDITORS' COMMITTEE, HARRY A. PERRIN, WEIL, GOTSHAL & MANGES, L.L.P., 700 LOUISIANA, SUITE 1600, HOUSTON, TEXAS 77002.

         THE STATEMENTS AND THE FINANCIAL INFORMATION ABOUT THE DEBTOR AND/OR THE TRUST, INCLUDING ALL FINANCIAL PROJECTIONS AND INFORMATION REGARDING CLAIMS AND INTERESTS CONTAINED HEREIN, HAVE BEEN PREPARED FROM THE DEBTOR'S BOOKS AND RECORDS. WHILE THE DEBTOR BELIEVES THE INFORMATION TO BE ACCURATE AND COMPLETE, THE DEBTOR AND ITS PROFESSIONALS HAVE NOT TAKEN ANY INDEPENDENT ACTION TO VERIFY THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS AND INFORMATION AND EXPRESSLY DISCLAIM ANY REPRESENTATION CONCERNING THE ACCURACY OR COMPLETENESS THEREOF.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED, AND NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE THE DISCLOSURE STATEMENT OR OTHER DATE SPECIFIED AND THE MATERIALS RELIED UPON IN THE PREPARATION OF THE DISCLOSURE STATEMENT WERE COMPILED.

         THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE DEBTOR AND THE TRUST AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ASSUMPTIONS AND ESTIMATES AND WILL NOT BE UPDATED TO REFLECT EVENTS OCCURRING AFTER THE DATE HEREOF OR SUCH OTHER DATE SPECIFIED. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS INCLUDING, AMONG OTHERS, THOSE DESCRIBED HEREIN. CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY PROJECTED FINANCIAL INFORMATION AND SUCH OTHER FORWARD-LOOKING STATEMENTS.

         IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE, ANY SECURITIES OFFERED AND ISSUED PURSUANT TO THE PLAN IF CONSUMMATED, HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER ANY STATE SECURITIES ACT OR SIMILAR STATE LAWS, NOR HAVE THE SECURITIES BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

1.3 PURPOSE OF DISCLOSURE STATEMENT

         The purpose of this Disclosure Statement is to provide sufficient information about the Debtor to enable the holders of impaired Claims and Interests against the Debtor to make an informed decision with respect to acceptance or rejection of the Plan. This Disclosure Statement should be read in its entirety prior to voting on the Plan. This Disclosure Statement describes various transactions contemplated under the Plan. No solicitation of any vote for or against the Plan may be made except as is consistent with this Disclosure Statement, and no person has been authorized to utilize any information concerning the Debtor or its business other than the information contained in this Disclosure Statement. Each Creditor, Equity Interest holder or other party in interest is urged to carefully consider the Plan and this Disclosure Statement in their entirety and to consult legal or other counsel, if necessary, to understand the Plan and its effects, including possible tax consequences, before voting.

1.4 EXPLANATION OF CHAPTER 11

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Upon the commencement of a chapter 11 case, section 362 of the Bankruptcy Code provides for an automatic stay of all attempts to collect upon claims against a debtor that arose prior to the bankruptcy filing. Generally speaking, the automatic stay prohibits interference with a debtor's property or business.

         Under chapter 11, a debtor attempts to reorganize its business for the benefit of the debtor and its creditors and stockholders. Confirmation of a plan of reorganization is the primary purpose of a reorganization case under chapter 11 of the Bankruptcy Code. A plan of reorganization sets forth the means for satisfying all claims against, and interests in, a debtor. Generally, a claim against a debtor arises from a normal debtor/creditor transaction, such as a promissory note or a trade credit relationship, but may also arise from other contractual arrangements or from alleged torts. An interest in a debtor is held by a party that owns all or part of the debtor, such as a stockholder.

         After a plan of reorganization has been filed with a bankruptcy court, it must be accepted by holders of impaired claims against, or interests in, the debtor. Section 1125 of the Bankruptcy Code requires that a plan proponent fully disclose sufficient information about the debtor, its assets and the plan of reorganization to creditors and stockholders before acceptances of that plan may be solicited. This Disclosure Statement is being provided to the holders of Claims against, or Equity Interests in, the Debtor to satisfy such requirements of section 1125 of the Bankruptcy Code.

         The Bankruptcy Code provides that creditors and stockholders are to be grouped into "classes" under a plan and that they are to vote to accept or reject a plan by class. While courts have disagreed on the proper method to be used in classifying creditors and stockholders, a general rule of thumb (which is subject to exceptions) is that creditors with similar legal rights are placed together in the same class and that stockholders with similar legal rights are placed together in the same class. For example, all creditors entitled to priority under the Bankruptcy Code might be placed in one class, while all creditors holding subordinated unsecured claims might be placed in a separate class. Generally, each secured creditor will be placed in a class by itself, because each such creditor usually has a lien on distinct property and, therefore, has distinct legal rights.

         The Bankruptcy Code does not require that each claimant or stockholder vote in favor of a plan for the Court to confirm a plan. Rather, a plan must be accepted by each class of claimants and stockholders (subject to the exception discussed below). A class of claimants accepts a plan if, of the claimants in the class who actually vote on a plan, such claimants holding at least two-thirds in dollar amount and more than one-half in number of allowed claims vote to accept the plan. For example, if a hypothetical class has ten creditors that vote and the total dollar amount of those ten creditors' claims is $1,000,000, then for such class to have accepted the plan, six or more of those creditors must have voted to accept the plan (a simple majority), and the claims of the creditors voting to accept the plan must total at least $666,667 (a two-thirds majority).

         The Court may confirm a plan even though fewer than all classes of claims and interests vote to accept the plan. In this instance, the plan must be accepted by at least one "impaired" class of claims, without including any acceptance of the plan by an insider. Section 1124 of the Bankruptcy Code defines "impairment" and generally provides that a claim as to which legal, equitable or contractual rights are altered under a plan is deemed to be "impaired." Under the Plan, all Classes except Classes 4 and 5 are impaired. Class 6 may be unimpaired, depending on the number and amount of creditors that opt for treatment in such Class as provided within the Plan.

         If all impaired Classes of Claims and Interests under the Plan do not vote to accept the Plan, the Debtor is entitled to request that the Court confirm the Plan pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code. These "cramdown" provisions permit a plan to be confirmed over the dissenting votes of classes of claims and/or interests if at least one impaired class of claims votes to accept a plan (excluding the votes of insiders) and the Court determines that the plan does not discriminate unfairly and is fair and equitable with respect to each impaired, dissenting class of claims and interests.

         Independent of the acceptance of a plan as described above, to confirm a plan, the Court must determine that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. See, infra, "Requirements for Confirmation of the Plan," Article 12, for a discussion of the Section 1129(a) requirements for confirmation of a plan of reorganization.

              THE DEBTOR BELIEVES THAT THIS PLAN SATISFIES EACH OF THE CONFIRMATION REQUIREMENTS OF SECTION 1129(a) AND,
            IF NECESSARY, OF SECTION 1129(b) OF THE BANKRUPTCY CODE.

         Confirmation of the Plan makes the Plan binding upon the Debtor, the Trust, Creditors, stockholders and other parties in interest irrespective of whether they have filed proofs of Claim or voted to accept the Plan.

1.5 PROCEDURE FOR FILING PROOFS OF CLAIM

         A. BAR DATE FOR FILING OF ALL PROOFS OF CLAIM (OTHER THAN ADMINISTRATIVE CLAIMS) , JANUARY 24, 2000.

         To participate in the payments and other distributions under the Plan, a Creditor must have an Allowed Claim against the Debtor. The first step in obtaining an allowed claim or an allowed interest is generally filing a proof of Claim.

         A proof of Claim is deemed filed for any Claim that appears in the Schedules which were filed in the Chapter 11 Case, except a Claim that is scheduled as disputed, contingent, unliquidated or in an unknown amount. In other words, if a Creditor agrees with the amount of the Claim as scheduled by the Debtor, and that Claim is not listed in the Schedules as being disputed, contingent or unliquidated, it is not necessary that a separate proof of Claim be filed.

         Claims that are unscheduled, or which are scheduled as disputed, contingent or unliquidated, or which are scheduled in an amount that varies from the amount claimed by the Creditor holder shall be recognized and allowed only if a proof of Claim was timely filed.

         B. EFFECT OF AMENDMENTS TO SCHEDULES

         If the Debtor amends downward any Claim or Equity Interest shown on the Schedules, the affected Creditor or Equity Interest holder will be notified and will be given 30 calendar days from the date of the mailing of such notice to file a proof of Claim or proof of interest if the affected Creditor or Equity Interest holder so desires.

         C. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         A party to an executory contract or lease that is rejected by the Debtor under the Plan (see Article 13.2 of the Plan) must file any claim for damages resulting from such rejection within 30 calendar days after the Confirmation Date. Claims allegedly arising from lease rejections made prior to the Bar Date should have been filed prior to the Bar Date.

1.6 VOTING PROCEDURES AND REQUIREMENTS

         A. PERSONS ENTITLED TO VOTE

         Classes 1 through 7 may vote to accept or reject the Plan, except Classes 4 and 5 which are unimpaired and cannot vote and Classes 8 and 9 which receive nothing under the Plan, are deemed to have rejected it, and may not vote to accept or reject the Plan. Class 6 may be unimpaired, depending on the number and amount of creditors that opt for treatment in such Class as provided within this Plan. Ballots are being solicited from holders of Class 6 Claims and the Court will determine whether such Class is impaired or not at the confirmation hearing, based on the number and amount of creditors that opt for treatment within such Class as provided within the Plan.

         Any Claim as to which an objection is filed before voting has concluded is not entitled to vote, unless the Court, upon application or motion of the holder whose Claim has been objected to, temporarily allows the Claim in an amount that the Court deems proper for the purpose of voting to accept or reject the Plan. A vote may be disregarded or disallowed if the Court determines that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         B. VOTING INSTRUCTIONS

                  1. Ballots

         IT IS IMPORTANT THAT CREDITORS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known Creditors entitled to vote on the Plan have been sent a ballot with this Disclosure Statement. Creditors should read the ballot carefully and follow the instructions contained therein. In voting for or against the Plan, use only the ballot or ballots sent with this Disclosure Statement.

                  2. RETURNING BALLOTS

         THE VOTING DEADLINE IS SEPTEMBER 7, 2000, 5:00 P.M., CENTRAL SAVINGS TIME. ALL BALLOTS MUST BE RETURNED SO THAT THEY ARE RECEIVED BY THE BALLOTING AGENT PRIOR TO THE VOTING DEADLINE.

         THE NAME AND ADDRESS OF THE BALLOTING AGENT IS SET FORTH ON THE BALLOT.

         AGAIN, IN ORDER TO BE COUNTED, BALLOTS MUST BE ACTUALLY RECEIVED BY THE BALLOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

                  3. VOTING CLAIMS WITH RESPECT TO PUBLICLY TRADED BONDS

         If, as of the close of business on July 20, 2000, you own publicly traded bonds issued by Costilla (i.e. the 10-1/4% Senior Notes Due 2006 issued by Costilla) which are held in an account at a bank, broker or dealer, your bank, broker or dealer will provide you with this Disclosure Statement and a form of Ballot for "Beneficial Owners of Public Bond Claims." You should complete such Ballot and return it to the address specified by your bank, broker or dealer. Each bank, broker, or dealer will tally all votes received from each of its customers or clients that hold such bonds and will reflect such tally on a single "Master Ballot" to be cast by such bank, broker or dealer or its nominee. If you own publicly traded bonds issued by Costilla which are held in an account at a bank, broker or dealer you must submit your ballot to such bank, broker or dealer on or before August 31, 2000, so that such bank, broker or dealer has time to complete and timely submit its Master Ballot. If you do not return your ballot to your bank, broker or dealer on or before August 31, 2000, your vote will not be included on such bank, broker or dealer's Master Ballot and, therefore, your vote will not count. If you own publicly traded bonds issued by Costilla which are held in an account at a bank, broker or dealer DO NOT return your Ballot directly to the Balloting Agent. Only your bank, broker or dealer is empowered to cast your vote, as you may timely direct, with such Balloting Agent.

         If you own Bonds registered in your name directly, you will receive the Disclosure Statement and a ballot directly from the Debtor, you should return such ballot as instructed on the face of the ballot.

         The Bond Indenture Trustee does not vote the Claims based upon the Bonds.

         C. INCOMPLETE OR IRREGULAR BALLOTS

         Ballots that fail to provide the information to determine the Class to which they apply shall be counted, subject only to contrary determinations by the Court, in the Class determined by the Debtor. Ballots that are signed and returned but not expressly voted either to accept or reject the Plan will be counted as a vote to accept the Plan.

         D. BALLOT RETENTION

         Original ballots will be retained by the Debtor for six months following the Confirmation Date.

         E. APPROVAL OF DISCLOSURE STATEMENT

         On July 20, 2000, the Court approved this Disclosure Statement as containing adequate information in accordance with section 1125 of the Bankruptcy Code. A copy of the "Order Approving Disclosure Statement; Fixing Voting Record Date, Voting Deadline, Fixing Deadline for Objecting to Confirmation; Approving the Forms of Ballots; Fixing a Date for Hearing on Confirmation; and Addressing Matters Ancillary to Solicitation" is attached as Exhibit B to this Disclosure Statement.

         F. CONFIRMATION HEARING

         The Court has set the Confirmation Hearing for 10:00 a.m., Central Savings Time, on September 14, 2000, in the courtroom of the Honorable Ronald B. King (courtroom number 3), United States Bankruptcy Judge for the Western District of Texas, Midland Division, in the United States Bankruptcy Court for the Western District of Texas, 615 E. Houston, 5th Floor, San Antonio, Texas. The Confirmation Hearing may be adjourned by the Court from time to time without further notice except for an announcement made in open court at the Confirmation Hearing or any continued hearing thereon.

         G. OBJECTIONS

         Section 1128(b) of the Bankruptcy Code provides that any party in interest may object, in writing, to confirmation of a plan of reorganization. Written objections to confirmation of the Plan, if any, must be filed with the Court and a copy of such written objections must be actually received by counsel for the Debtor and the Creditors' Committee at the following addresses on or before 5:00 p.m., Central Savings Time, on September 7, 2000.

                                  HENRY J. KAIM
                          SHEINFELD, MALEY & KAY, P.C.
                             1001 FANNIN, SUITE 3700
                            HOUSTON, TEXAS 77002-6797
                             COUNSEL FOR THE DEBTOR

                                      -AND-

                                 HARRY A. PERRIN
                         WEIL, GOTSHAL & MANAGES, L.L.P.
                            700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002
                      COUNSEL FOR THE CREDITORS' COMMITTEE

         OBJECTIONS NOT TIMELY FILED AND ACTUALLY RECEIVED BY COUNSEL AT THE ABOVE ADDRESS WILL NOT BE CONSIDERED BY THE COURT.

                                   ARTICLE II
                   BACKGROUND OF THE DEBTOR AND ITS BUSINESS

2.1 BACKGROUND ABOUT THE DEBTOR

         This section of the Disclosure Statement describes the general background of the Debtor. As noted above, any term used in this Disclosure Statement (regardless of capitalization), and not otherwise separately defined herein, shall have the defined meaning ascribed to it in the Plan or in section 101 of the Bankruptcy Code.

         A. INCORPORATED INFORMATION

         The following information is a summary description of the Debtor's business, operations and organization. More detailed information is contained in the Debtor's Annual Report on Form 10-K for the year ended December 31, 1998, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999. The Annual Report and the Quarterly Reports were filed with the Securities Exchange Commission (the "Commission") and are incorporated by reference into this Disclosure Statement. Such reports may be reviewed and copied as described below.

         The Debtor is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Commission. You may review and copy those reports, proxy statements and other information at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commissions' Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         B. BUSINESS

               1. GENERAL

         Prior to the sale of substantially all of Costilla's oil and gas property as discussed in Article 3.1(K), the Debtor was an independent energy company that was engaged in the exploration, exploitation, development, and acquisition of oil and gas properties. The Debtor 's primary operations were in the South/East Texas region and the Permian Basin area of West Texas and Southeast New Mexico.

         The Debtor (through its predecessors) began operating in 1988 and conducted an initial public offering of its common stock in October 1996. As of January 1, 2000, the Debtor had total estimated net proved reserves of 3.5 Mmbbls of oil and 78.0 Bcf of gas, aggregating 99.1 Bcfe, with a PV-10 Value of $93.2 million. The Debtor also had a substantial undeveloped acreage position at December 31, 1999. The Debtor's oil and gas reserves and undeveloped acreage primarily consisted of interests acquired by the Debtor in a series of acquisitions by the Debtor from January 1, 1993 to December 31, 1998. During that period, The Debtor closed nine acquisitions for an aggregate purchase price of approximately $149.0 million.

         A significant portion of the Debtor's oil and gas reserves and recent successes were in the Southwest Speaks Field located in Lavaca County, Texas. The Debtor' s drilling activities in this South Texas field began with a discovery well in January 1998, and the Debtor drilled and completed 2 wells in 1999. The Debtor's estimated proved reserves in the field were 31.6 Bcfe at January 1, 2000, attributable to 18 productive wells and 3 future drilling locations, with average daily production of approximately 26.7 Mmcf. The Debtor identified eight additional locations for future drilling in the Debtor's leasehold interest in this property of approximately 6,553 gross acres in which the Debtor owned a 100% working interest and 72% net revenue interest. The Southwest Speaks Field accounted for 32% of the Debtor's proved reserves at January 1, 2000.

                  2. 1999 ACTIVITIES

         The Debtor devoted a substantial amount of its efforts during the fourth quarter of 1998 and the first quarter of 1999 to a proposed acquisition the ("Pioneer Transaction") of oil and gas properties from Pioneer Natural Resources USA, Inc. ("Pioneer"). The Debtor originally entered into a Purchase and Sale Agreement with Pioneer in September 1998, which was subsequently modified and ultimately terminated on April 15, 1999. The Debtor is reviewing potential causes of action against Pioneer related to this transaction.

         Due in large part to the termination of the Pioneer Transaction and a resultant lack of capital resources, the Debtor's operations during 1999 were limited primarily to financial restructuring and divestitures of properties. Some of the more significant activities which occurred prior to the bankruptcy filing are described below.

         Ballard Sale. In March 1999, the Debtor closed a sale to Ballard Petroleum LC ("Ballard") of substantially all of the assets the Debtor had acquired from Ballard in a 1997 acquisition. The oil and gas properties included in the sale are located primarily in the Rocky Mountain region and had assigned proved reserves of 14.3 BCSE at January 1, 1999. The unadjusted cash purchase price for the sale was $14,150,000. In addition to the sale of assets, the transaction relieved the Debtor of certain ongoing obligations to Ballard which the Debtor had assumed in the 1997 acquisition. On August, 28, 1997, the Company consummated the purchase from Ballard of certain oil and gas properties for an adjusted purchase price of approximately $41.2 million (the "Ballard Acquisition"). The properties were located primarily in the Rocky Mountain region of the United States. In addition, the Debtor and Ballard entered into an agreement that established an area of mutual interest in the Rocky Mountain region in which the parties would jointly own, acquire, explore and develop oil and gas properties. This agreement was terminated in connection with the Ballard Sale as noted above.

         Restructuring. In May 1999, the Debtor initiated a restructuring plan that included significant cost reductions. The Debtor reduced its overhead expenses as a result of a work force reduction and other cost savings measures.

         Sale of Rocky Mountain Properties. In June 1999, The Debtor sold substantially all of its properties located in the Rocky Mountain region remaining after the sale to Ballard in four transactions totaling $15.4 million. The properties represented 22.9 Bcfe at January 1, 1999.

         Prize Agreement. The Debtor entered into an agreement with Prize Energy Corp. ("Prize") related to certain of the properties that Prize acquired from Pioneer, which properties would have been included in the Pioneer Transaction. The Debtor obtained exploration rights to such properties and other consideration in exchange for certain of the Debtor's due diligence data related to the Pioneer properties acquired by Prize. These exploration rights provided the Debtor with potential exploration and development opportunities. However, these rights have been assigned as a result of the sale to the Purchaser.

                  3. ENVIRONMENTAL MATTERS

         Operations of the Debtor were subject to numerous and constantly changing federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. In the opinion of the Debtor's management, the Debtor was and is in substantial compliance with current applicable environmental laws and regulations, and the cost of compliance with such laws and regulations has not been material. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the operating costs of the Debtor, as well as the oil and gas industry in general. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as "hazardous wastes," which reclassification would make exploration and production wastes subject to much more stringent handling, disposal and clean-up requirements. State initiatives to further regulate the disposal of oil and gas wastes and naturally occurring radioactive materials could have similar impact on the Debtor.

         The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the released of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances found at the site and persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Notwithstanding the Debtor's lack of control over wells operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributed to the Debtor.

                  4. OPERATIONAL HAZARDS AND INSURANCE

         The Debtor's operations were subject to the hazards and risks inherent in drilling and production and transportation of oil and gas, including fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury or loss of life, severe damage to and destruction of properties of the Debtor and others, and suspension of operations.

         The Debtor maintains insurance of various types to cover its previous operations. The Debtor believes that the limits provided under its liability policies are consistent with standard industry practices. In addition, the Debtor maintains operator's extra expense coverage which provides for care, custody and control of all material wells drilled by the Debtor as operator. The Debtor believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those previously engaged in by the Debtor, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The Debtor's general policy was to only engage drilling contractors who provide substantial insurance coverage and named the Debtor as an additional named insured.


         C. MARKET FOR THE DEBTORS PRE-BANKRUPTCY COMMON STOCK

         The Debtor completed its initial public offering of Common Stock on October 2, 1996. On October 3, 1996 the Common Stock commenced trading on the Nasdaq Stock Market's National Market under the trading symbol "COSE". In August 1999, the Debtor's Common Stock was delisted from the Nasdaq National Market, and subsequently has been quoted on the OTC Bulletin Board under the symbol "COSE" or "COSE.OB". The following table sets forth the high and low sales prices for the periods presented (all information presented on or before August 16, 1999 is from Nasdaq; information presented since August 16, 1999 is from Bloomberg).

1998                                                                              HIGH            LOW
                                                                                --------         ------
First Quarter                                                                   $  12.75         $ 9.13
Second Quarter                                                                  $  11.50         $ 8.50
Third Quarter                                                                   $  10.50         $ 5.88
Forth Quarter                                                                   $   7.55         $ 2.75


1999                                                                              HIGH            LOW
                                                                                --------         ------
First Quarter                                                                   $   4.75         $ 2.06
Second Quarter                                                                  $   2.63         $ 0.13
Third Quarter (through 8/16/99)                                                 $   0.22         $ 0.13
Third Quarter (after 8/26/99)                                                   $   0.25         $ 0.06
Fourth Quarter                                                                  $   0.12         $ 0.04

         D. RELATED PARTY TRANSACTION

         A&P Meter Sales and Service, Inc. ("A&P"), a corporation in which Messrs. Liedtke, Grella and Musselman owned 60% of the outstanding common stock, supplied meter reading services which measure gas production to the Debtor, as well as to unaffiliated oil and gas companies. From time to time, the Debtor advanced funds to A&P for working capital needs. These advances have been consolidated into two promissory notes. One note was executed December 31, 1994 in the original principal amount of $370,000. The note bears interest at a floating rate equal to the "prime rate" plus 1.0%. No principal or interest payments are due until the maturity of the note at December 31, 2004. The note is secured by a second lien on A&P's accounts receivable, inventory and equipment. The second note is in the principal amount of $247,000 and is dated May 22, 1996. The note bears interest at 6.0% per annum, is unsecured and is payable upon demand.

         Each of these advances of working capital to A&P and the signing of the two promissory notes occurred while Costilla was privately held by Messrs. Liedtke, Grella and Musselman and were disclosed when Costilla went public and thereafter in many public filings.

         During the fiscal year ended December 31, 1998, A&P received $575,000 from the Debtor for goods and services provided, which accounted for approximately 95% of A&P's gross revenues. These transactions were disclosed in Costilla's public filings. The Debtor believes that the goods and services and charges therefor are comparable to those the Debtor could have obtained from, or paid to, unaffiliated third parties. Due to a continued deterioration in A&P's business activities and amounts owing to A&P's secured creditors, the Debtor recorded a provision for the remaining unreserved balance of the notes at December 31, 1998.

         E. OTHER BUSINESS

         In July 1995, the Republic of Moldova (located in Eastern Europe between Romania and the Ukraine) granted a Concession Agreement to Resource Development Company Limited, L.L.C. ("Redeco"), an entity not then affiliated with the Debtor. William Liedtke, brother of the Chairman of the Debtor, Cadell Liedtke, was an employee and minority shareholder in Redeco. Prior to August 1996, the Debtor paid Redeco $90,000 and agreed to bear the first $2.0 million of concession expenses in return for a 50.0% interest in Redeco. In June 1998, the Debtor purchased the remaining 50% interest from the other member of Redeco for $350,000, forgiveness of $1.9 million of accounts payable owed by Redeco to the Debtor and the conveyance to the other member of a net profit interest. Effective October 1, 1998, the Company acquired additional assets from affiliates of Redeco primarily consisting of Concession Agreements owned by such affiliates covering three areas in the Republic of Romania (the "Romanian Concessions"). Costilla paid $350,00, with an additional $206,250 due upon closing, for such assets and granted the Seller a net profits interest of 12 1/2 % and 25% in both revenues from the Moldovan Concession arrangements and the Romanian Concessions, respectively. These transactions were disclosed in Costilla's public filings.

         In June 1999, due to the continued deterioration in Costilla's financial condition, management of the Debtor discontinued its activities in Moldova and Romania and sold its remaining assets to an unaffiliated third party. The Debtor recorded an impairment of $4,597,000 at December 31, 1998, related to these investments.

                                   ARTICLE III
                       PROCEEDINGS IN THE CHAPTER 11 CASE

         The Debtor filed for protection under chapter 11 of the Bankruptcy Code on September 3, 1999 (hereinafter commonly referred to as the "Petition Date"). The case was assigned to the Honorable Ronald B. King, United States Bankruptcy Judge, on the same day.

3.1 ADMINISTRATION OF THE CASE

         As with all chapter 11 cases of this type, the Debtor coordinated the administration of the Case by the pursuit of a number of motions designed to provide for the protection of the due process rights of the parties in interest to the bankruptcy while, at the same time, minimizing cost to the estate. A significant number of these motions were filed on the first day of the Case while others followed as necessary.

                  A. THE "FIRST DAY" PLEADINGS

         The Debtor filed a number of "first day" motions, which are described as follows:

         First, the Debtor filed its Emergency Motion by Debtor Costilla Energy, Inc. For Authority to Pay Prepetition Wages, Salaries, Reimbursable Employee Expenses, And Medical And Other Employee Benefits. As a general statement, the Bankruptcy Code prohibits the Debtor from paying any prepetition expenses including any wages which accrued prior to the Petition Date. This Motion filed by the Debtor was designed to ensure that the employees of the Debtor, who were critical to the successful reorganization of the Debtor, continued to remain loyal to the Debtor to help it achieve a successful reorganization. The Motion requested that the Debtor be given authority by the Court to honor all of the Debtor's prepetition obligations to their employees. The Motion was granted by Order dated September 13, 1999.

         Second, the Debtor filed its Emergency Motion For Authority To Maintain And Use Prepetition Bank Accounts. The Bankruptcy Code and Bankruptcy Rules (procedural rules promulgated by the United States Supreme Court) require that upon the filing of a bankruptcy case, the trustee of the bankruptcy case, which is the debtor in possession of the estate in such cases, must close all prepetition bank accounts and open new bank accounts on behalf of the new debtor in possession entity. By this Motion, the Debtor requested that the Debtor in possession be allowed to use the same cash management system which was in place prior to the Petition Date to save on the costs inherent in reforming a complicated cash management system and to maintain advantageous terms with its existing banks. The Court granted the Motion by Order dated September 10, 1999.

         Third, the Debtor filed its Motion to Establish Procedures For Interim Compensation And Reimbursement Of Expenses of Professionals. Generally under the Bankruptcy Code, professionals are compensated on an interim basis after the submission of a fee application. The Debtor filed this motion to allow professionals to be paid on a monthly basis after the professional submits their invoices. Given the relatively large size of the bankruptcy and the involvement of many complex issues with a case of this nature, the Motion was filed to allow a steady flow of income to professionals working on behalf of the estate and to avoid any undue hardship by professionals incurring large levels of fees and expenses. This Motion was granted by Order dated September 13, 1999.

         Fourth, the Debtor filed its Emergency Motion To Use Cash Collateral. This Motion was filed to allow on an interim basis the company's access to cash vital to its continued operation. This Motion was granted by preliminary Order dated September 10, 1999. This preliminary Order was subsequently followed by a Final Order concerning use of cash collateral.

         Fifth, the Debtor filed its Emergency Motion To Establish Notice Procedures. The Bankruptcy Code and Rules provide that notice of certain motions be given to all creditors and other parties in interest in a case. To do so in a case this size would be unduly burdensome on the estate given there were approximately 7,000 creditors scheduled with over 21,000 additional parties that Debtor believed might assert creditor status, and therefore were noticed of the bankruptcy case out of caution. The Motion requested that pleadings be required to be served on only the United States Trustee, the Debtor and its Counsel, the United States Securities and Exchange Commission, the Internal Revenue Service, Bankers Trust, agent for the Debtor's bank group, and its counsel, the Twenty largest unsecured creditors or the members of any Official Unsecured Creditor's Committee and Committee counsel, any other committee appointed pursuant to Section 1102 of the Bankruptcy Code and its members and counsel, any party whose interests are directly affected by a specific pleading, and parties that have requested service in the case. The Motion provided, however, that notice of the critical events in the case, i.e., the notice of the meeting of creditors pursuant to Bankruptcy Code Section 341 and Rule 2002, notice of the time fixed for filing proofs of claims, notice of time limits set with respect to the disclosure statement and plan of reorganization and notice if any hearing on conversion or dismissal of the case.

         Sixth, the Debtor filed its Motion For Extension Of Time To File Statement and Schedules. As with many cases of this size, it is quite a complicated procedure to prepare the schedules and statements of financial affairs of the Debtor required by the Bankruptcy Code. By this Motion, the Debtor requested an extension of time in which to file them. The Court granted the Motion by Order dated September 9, 1999.

         Seventh, the Debtor filed its Emergency Motion For Approval of Rejection of Certain Leases Pursuant to 11 U.S.C. Section 365(a). The Debtor formerly operated satellite offices at locations at Corpus Christi and Houston, Texas. Given a move to smaller space in Corpus Christi and the closure of its Houston location, the Debtor maintained leases that were no longer needed and were thus rejected. The Court granted the Motion by Order dated September 13, 1999.

         Eighth, the Debtor filed its Ex Parte Motion of Costilla Energy, Inc. Directing Debtor Service Notice of Case and Section 341 Meeting. Typically, the clerk of the Court serves out notice of a case and other major events in a case. To save costs, the Debtor filed this Motion, which would save money by allowing the Debtor to utilize a less costly method of providing notice to parties in interest. The Court granted this Motion by Order dated September 9, 1999.

         B. PAYMENTS OF PREPETITION SEVERANCE TAX AND OBLIGATIONS TO ROYALTY AND WORKING INTEREST OWNERS

         On September 14, 1999, the Debtor filed its Debtor's Emergency Motion To Pay Prepetition Severance Tax and Obligations To Royalty And Working Interest Owners. The Debtor submitted this Motion in order to avoid potential complex litigation related to the existence of liens resulting from unpaid severance taxes and royalties. In addition, the Motion was also filed to avoid the risk of termination of vital oil and gas leases due to nonpayment of royalties. The Court granted the authority to pay severance taxes and obligations related to royalties and working interests accruing prepetition and after the petition date by Order dated September 27, 1999. The authority to pay these obligations was without prejudice to any avoidance actions that may be vested in the bankruptcy estate. All avoidance actions are being retained and transferred to the Trust, and are not released herein unless expressly set forth in the Plan.

         Under such order the Debtor has paid undisputed severance taxes and royalty and working interest owners. Any outstanding claim related to royalties or working interests is most likely due to claims related to properties sold by the Debtor prepetition, and thus are due and payable from other third parties. The Debtor believes that it was current on its royalty and working interest obligations at the time the oil and gas assets were sold.

         All royalty and working interest owners received notice of the Debtor's bankruptcy filing as a courtesy and for their information only. Royalty and working interest owners who are current and have no back due amounts will not be entitled to vote on the Debtor's Plan and royalty and working interest owners need not vote in order to maintain their rights to receive any obligations that the Debtor may owe to them under relevant agreements.

         C. PAYABLES TO OPERATORS OF DEBTOR'S NON-OPERATED PROPERTIES

         On October 21, 1999 the Debtor filed its Emergency Motion To Pay Prepetition Accounts Payable To Operators Of Debtor's Non-Operated Properties. The Debtor was a non-operating party to numerous oil and gas leases. The Motion sought the authority for the Debtor to pay payables related to expenses owed by the Debtor on properties where the Debtor was not the operator. Through this Motion, the Debtor avoided the recoupment of its revenues from those properties to pay these expenses. The Court approved the Motion by Order dated December 1, 1999.

         D. ASSUMPTION AND REJECTION OF CONTRACTS

                  (i) FARMOUT AGREEMENTS - In order to continue to enhance the value of its mineral producing properties, the Debtor assumed a variety of farmout agreements. Under a farmout agreement, a debtor contracts with a party to drill oil and gas wells, with the debtor typically retaining a royalty interest in production. By way of motion, the debtor assumed the following agreements which were subsequently assigned to the Purchaser of Costilla's oil and gas assets as discussed herein in Article 3.1(K):

                        a) FARMOUT AGREEMENT WITH CANYON OIL & GAS EXPLORATION L.L.C. - The Court by Order dated November 24, 1999, authorized the assumption of a farmout agreement with Canyon Oil & Gas Exploration L.L.C. covering property located in the East Hamel Gas Unit, Colorado County, Texas. Under the farmout, Canyon Oil & Gas Exploration, L.L.C. bears 100% of the cost of drilling the well as well as a making a cash payment to the Debtor. In addition, the Debtor reserved an overriding royalty interest along with an option to convert the overriding royalty into a working interest. This farmout agreement has been assigned to the Purchaser as noted above.

                        b) FARMOUT AGREEMENT WITH JUD, L.C. - The Court by Order dated December 6, 1999 authorized the assumption of a farmout agreement with JUD, L.C. covering certain interests in property covering Frio and Yegua formation rights under the S.W. Speaks Prospect in Lavaca County, Texas. Under the farmout agreement JUD, L.C. is responsible for 100% of the cost attributable to completion of the well. The well drilled under the farmout agreement must reach commercial production to grant further assignments of the Debtor's interest in the property. The Debtor retained a cost free 25% interest in the well drilled by JUD, L.C. This farmout agreement has been assigned to the Purchaser as noted above.

                        c) FARMOUT WITH WALTER OIL AND GAS EXPLORATION CORP. - The Court by Order dated November 24, 1999 authorized the assumption of a farmout agreement with Walter Oil and Gas Exploration Corp. covering the drilling of a test well in the Cook Mountain formation, Northington Prospect, Wharton County, Texas. Under the farmout, Walter Oil and Gas Exploration Corp. must pay 100% of the cost attributable to completion of the well. Commercial production under the well results in the assignment from the Debtor to Walter Oil and Gas Exploration Corp. of certain rights in mineral producing properties. Under the farmout, the Debtor retained a overriding royalty and the option to convert the royalty in to a working interest. This farmout agreement has been assigned to the Purchaser as noted above.

                        d) FARMOUT AGREEMENT WITH PETROGULF II LIMITED PARTNERSHIP. - The Court authorized the assumption of a farmout agreement with Petrogulf II Limited Partnership ("Petrogulf") covering the drilling of a test well in the Upper Wilcox Formation of the East Hamel Prospect, Colorado County, Texas. Under the farmout, Petrogulf must pay 100% of the cost associated with drilling and completion of a well. Commercial production in this test well results in Petrogulf earning an assignment of certain interests in the mineral leasehold. Under the farmout, the Debtor retained an overriding royalty interest and option to convert royalty interest into working interest. This farmout agreement has been assigned to the Purchaser as noted above.

                  (ii) HOUSTON PIPELINE CONTRACT - On September 23, 1999, the Debtor and Houston Pipeline Company filed their Agreed Motion To Assume Gas Purchase Agreement With Houston Pipeline Company. Given that the purchase agreement accounts for approximately 40% of the Debtor's revenues, the Debtor sought the assumption of this contract. Prior to the submission of the Agreed Motion, Houston Pipeline Company notified the Debtor that the contract had been automatically terminated upon the bankruptcy filing. Houston Pipeline Company argued that the Purchase Agreement is a "forward contract" under Section 556 of the Bankruptcy Code, thus allowing for the termination due to bankruptcy. The Debtor disputes that the Purchase Agreement is a forward contract and that it can be terminated due to bankruptcy, insolvency or the inability to pay debts. Houston Pipeline Company agreed to waive the bankruptcy termination provisions of the contract upon the Debtor's assumption of the Purchase Agreement. This contract has been subsequently assigned to the Purchaser of Costilla's oil and gas assets as discussed in Article 3.1(K).

                  (iii) EMPLOYEE CONTRACTS - On September 17, 1999, the Debtor filed its Debtor's Motion to Assume Employment Contracts And For Authority To Continue Employee Retention Bonus Plan. Under this motion the Debtor sought the assumption of prepetition employment agreements of Cadell S. Liedtke, Henry G. Musselman and Bobby W. Page and a series of other employee termination and severance agreements. In addition, the motion sought the assumption and continuation of an Employee Retention Bonus Plan. As a result of this motion and certain objections filed in the case, the Court entered two orders concerning such motion. First, the Court entered its Order Authorizing Staff Retention Payments. Under this order the Debtor gained authorization to pay nonexecutive staff certain payments if those employees were employed at certain dates throughout the course of the reorganization. Second, the Court entered its Order Authorizing Employee Retention, Severance and Incentive Compensation upon the occurrence of certain events. This order allowed for 17 officers and managers to receive retention bonuses upon the sale of the company or the entry of an order confirming a plan of reorganization. In addition, the order also allowed for certain additional payments to key executives and managers. The order terminated and superceded the employment, termination and severance contracts.

                  (iv) NON-RESIDENTIAL REAL PROPERTY LEASES - On October 21, 1999, the Debtor filed is Emergency Motion To Extend Time To Assume or Reject Unexpired leases of Nonresidential Real Property. Under the Bankruptcy Code, the Debtor must within sixty (60) days assume or reject nonresidential leases on real property. While the Debtor does not believe that its oil and gas leases are non-residential real property leases or executory contracts under Section 365 that need to be assume or rejected, the Debtor to avoid any threat that such leases would be canceled, filed the Motion to extend the deadline to assume or reject such leases. The Court granted the Motion by Order dated November 3, 1999, extending the time to assume or reject through confirmation.

         E. APPOINTMENT OF COMMITTEE OF UNSECURED CREDITORS

         On or about September 29, 1999, Richard W. Simmons, United States Trustee for Region 7, appointed an Official Committee of Unsecured Creditors consisting of representatives of Varde Partners, Lehman Brothers, Inc., State Street Bank & Trust Company, GNK, Inc., and Credit Suisse Asset Management.

         On October 8, 1999, the Unsecured Creditors Committee filed their Application by Committee of Unsecured Creditors Of Costilla Energy, Inc. For Order Under Bankruptcy Code Sections 328(a), 504 and 1103 and Bankruptcy Rule 2014(a) and 2016 (b) Approving Employment and Retention Nunc Pro Tunc To 9/21/99 Of Weil, Gotshal & Manges L.L.P. The Application was granted by Order dated October 18, 1999.

         F. RETENTION OF PROFESSIONALS

         At the commencement of the case, the Debtor retained Sheinfeld, Maley & Kay, P.C. as debtor's counsel. Subsequently, the Debtor retained Cotton, Bledsoe, Tighe & Dawson, a Professional Corporation, as special counsel in the areas of general corporate, litigation, oil and gas and securities law. The Debtor also retained KPMG, L.L.C. as accountants and Petrie Parkman & Company as investment bankers. In addition, the Debtor filed its Application to Employ Professionals Utilized in the Ordinary Course of Business. The Application sought the employment of a variety of professionals including law firms and oil and gas reserve consultants for work not necessarily related to the bankruptcy of the Debtor, but engaged in activities normally required by a company such as the Debtor. This Motion was granted by order dated January 20, 2000.

         G. REMOVAL OF LITIGATION

         On November 30, 1999, the Debtor filed a notice of removal to remove litigation captioned Costilla Energy Inc. v. Gilda C. Cant, Thomas Cisneros, III, Elda C. Smith and Aide C. Ortiz pending in the District Court for Karens County, Texas 218th Judicial District. The case was removed to the Federal Bankruptcy Court.

         On November 18, 1999, Thomas L. Jones, Plaintiff in a case captioned Thomas L. Jones v. Costilla Energy, Inc., Black Diamond Development, L.L.P., Frontera Energy Corp and Douglas J. Sutorius, in the District Court, 319th Judicial District, Nueces County, Texas removed the case to the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. Subsequently, the Debtor moved the Court to transfer venue to the United States Bankruptcy Court for the Western District of Texas.

         On or about November 19, 1999, Thomas L. Jones, Plaintiff in a case captioned Thomas L. Jones, Jr. v. Costilla Energy, in the District Court, 94th Judicial District, Nueces County, Texas removed the case to the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. Subsequently, the Debtor moved the Court to transfer venue to the United States Bankruptcy Court for the Western District of Texas.

         H. 341 MEETING

         A meeting pursuant to Section 341 of the Bankruptcy Code was held in Midland, Texas on October 28, 1999.

         I. CLAIMS PROCESS AND BAR DATE

         The Debtor filed with the Bankruptcy Court its schedules of assets and liabilities and statements of financial affairs on October 18, 1999. The Bankruptcy Court established January 24, 2000 (the "Bar Date") as the deadline for filing proofs of Claim, except with respect to certain specified Governmental Claims and Rejection Claims, against the Debtor.

         The Debtor will review all Claims filed and develop and analyze a database of all Claims asserted against it. Each Proof of Claim and proof of Interest will be analyzed to determine whether to object to the allowance of such Claims or Interests.

         The Claims asserted against the Debtor are in excess of the total amount of Allowed Claims estimated by the Debtor in development of the Debtor's Plan because, among other things, certain Claims: (i) are filed in duplicate;
(ii) consist of amendments to previously filed Claims; (iii) are asserted in excess of the amount actually owed; (iv) do not allege an obligation of the Debtor; (v) assert contingent Claims; and/or (vi) include postpetition interest and other disallowable charges.

         The Debtor intends to file motions objecting to, among others, those Claims that are:

                  (A) duplicative;

                  (B) superseded by amended Claims;

                  (C) not obligations of the Debtor;

                  (D) filed after the Bar Date; or

                  (E) in excess of the amount actually owed, as evidenced by the
                      Debtor's books and records.

         The Debtor projects that the Claims asserted against it will be resolved in and reduced to an amount that approximates the Debtor's estimates of Allowed Claims contained in this Disclosure Statement. However, the actual aggregate amount of Allowed Claims in any Class may differ significantly from the Debtor's estimates thereof and any variance from such estimates will affect Distribution in certain Classes.

         Confirmation of the Plan will not affect the right of a holder of Claim to transfer its Claim using the procedure provided by Federal Rule of Bankruptcy Procedure 3001(e). Notice of any such claims transfer, other than claims represented by the Bonds, should be provided to the Plan Trustee. Bond claims may be transferred in accordance with the Bond Indenture.

         J. MOTION TO APPOINT EXAMINER

         On March 30, 2000, a creditor, Baker Hughes, Inc. filed a motion to appoint an examiner. This motion was initially joined by GNK, Inc., but later GNK, Inc. withdrew its support for the motion. Baker Hughes asserted that the original Disclosure Statement file by the Debtor did not adequately disclose potential causes of action against a party involved in the failed Pioneer transaction noted in Article II(B)(2). In addition the motion also alleged that further disclosure was needed regarding farmout rights acquired by the property in relation to the Pioneer transaction. The Debtor opposed the appointment of an examiner. The Creditor's Committee further supported the Debtor in opposing the motion. A hearing was held on July 20, 2000 to consider the motion. At the hearing, the Court ordered the appointment of an examiner, with limited scope and for limited duration. The examiner is charged with making a preliminary investigation of the mechanics of the Debtor's proposed Plan, the causes of action that the Debtor may hold, the remaining property the Debtor may hold, and, if time allows, some review of the claims filed in the case. Based upon the Court's oral ruling, it is contemplated that the examiner's appointment would end at or near the time of confirmation of the Plan. It is believed that the examiner's preliminary findings will be available prior to the confirmation hearing.

         K. BANKRUPTCY CODE SECTION 363 SALE OF SUBSTANTIALLY ALL THE ASSETS

         On June 9, 2000, the Court entered an order approving the sale of substantially all of Costilla's oil and gas properties to Louis Dreyfus Natural Gas Corp. ("LDNG"). The base price under such sale was $133,250,000 subject to certain price adjustments pursuant to an asset purchase agreement between the parties. On June 15, 2000, the transaction with LDNG closed. Pursuant to the transaction, Costilla actually received approximately $129 million in cash. The purchase price was reduced by the net amount of approximately $4.2 million for certain adjustments pursuant to the asset purchase agreement, including approximately $2 million which was escrowed due to asserted title defects. Costilla believes that a significant number of these title defects will be resolved in the time period set forth in the asset purchase agreement and that Costilla will receive a significant portion of the $2 million that has been escrowed due to title defects. Except for certain permitted encumbrances, the sale of the assets was accomplished free and clear of all liens and encumbrances with such liens attaching to the proceeds of the sale in the priority existing prior to the sale. The Purchaser has requested that certain of the properties with the alleged title and/or environmental defects be transferred to a third party without LDNG taking possession and thus placing LDNG in the chain of title. The Debtor has currently pending a motion to approve the transfer of these properties to a third party which could include, Cinco Resources, LLP, an entity owned by family members of certain former management, including the wife of Cadell Liedtke, Chairman of the Board and Director, to purchase these properties. As LDNG has paid Costilla for these properties, this transaction does not create any benefit or detriment to the estate.

         L. CLOSING AND POST CLOSING RETENTION PAY FOR CERTAIN EMPLOYEES

         On June 19, 2000 the Court ruled to grant Costilla the authority to make retention payments to non-officer employees in order to create incentives to maintain needed employees through the closing of the sale of the assets to Purchaser as noted above and for periods post-closing. The company has authority to spend at its discretion a maximum aggregate amount of $110,681 in retention payments for work through the closing of the sale to LDNG and $290,000 in post closing retention payments.

         M. PAYMENT OF UNDISPUTED PRINCIPAL AND INTEREST

         On September 23, 1999, this Court entered a Final Order Authorizing Use of Cash Collateral by which Bankers Trust Company individually and as agent for a group of lenders to Costilla Energy, Inc., consisting of Bankers Trust Company, Den Norske Bank, ASA, Foothill Income Trust, L.P. and Wells Fargo Bank, N.A. (the "Bank Group") agreed to the use of cash collateral. As a part of the agreement authorizing the use of cash collateral, Costilla agreed to pay all accrued and unpaid interest at a non-default rate to the Bank Group on the Bank Group indebtedness. This amount was approximately $1.5 million for accrual through February, 2000, paid in the first week of March, 2000. In addition, Costilla has paid the interest accrued for March, 2000, April, 2000 and through May 30, 2000, in the amount of approximately $758,000. The payment of non-default interest was without prejudice to the argument by the Bank Group that the default interest rate is lawfully due and owing, and without prejudice to the argument of Costilla that only a contractual rate of interest is lawfully due and owing. The Bankruptcy Court has granted the Debtor the authority to pay the undisputed portion of the Bank Group's claim for principal in the amount of $26,452,842 plus non-default rate of interest through the date of the payment and any reasonable fees, costs, or charges that are undisputed and to which the Bank Group would be entitled under the Bankruptcy Code and applicable law. Costilla believes it is in the best interest of the estate to pay the undisputed portion of the Bank Group's claim since Costilla is not able to invest the funds at a rate higher than the non-default interest charged by the Bank Group. On July 7, 2000, the Bankruptcy Court entered an order granting Costilla's request. On July 18, 2000, the Bank Group was paid approximately $25,608,000.00, the undisputed principal portion of the Bank Group's Claim.

                                   ARTICLE IV
                        GENERAL OVERVIEW OF THE PROPOSED
                             PLAN OF REORGANIZATION

         In general terms, the Plan calls for the distribution to creditors of funds resulting from the sale of the assets of Costilla described in Article 3.1(K). The Plan also contemplates the formation of the a trust to liquidate assets and distribute claims. The trust is more fully described in the Plan attached hereto as Exhibit "A" and in Article VI herein.

4.1 BANKRUPTCY RISKS

         A. OBJECTION TO CLASSIFICATIONS

         Section 1122 of the Bankruptcy Code provides that a Plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtor believes that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

         B. RISK OF NONCONFIRMATION OF THE PLAN

         Even if all Classes of Claims and Interests that are entitled to vote accept the Plan, the Plan might not be confirmed by the Bankruptcy Court.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of a plan of reorganization is not likely to be followed by the need for further financial reorganization of the Debtor, and that the value of distributions to dissenting creditors and equity security holders not be less than the value of distributions such creditors and equity security holders would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. The Debtor believes that its Plan satisfies all the requirements for confirmation of a plan of reorganization under the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court will also conclude that the requirements for confirmation of the Plan has been satisfied.

         C. NONOCCURRENCE OF EFFECTIVE DATE OF THE PLAN

         Even if all Classes of Claims and Interests that are entitled to vote accept the Plan, the Plan may not become effective. The Plan sets forth conditions to the occurrence of the Effective Date of the Plan which may not be satisfied. The Debtor believes that it will satisfy all requirements for consummation under the Plan. There can be no assurance, however, that the Bankruptcy Court will also conclude that the requirements for consummation of the Plan have been satisfied.

                                    ARTICLE V
                         TREATMENT OF CLAIMS WITHIN THE
                        PROPOSED PLAN OF REORGANIZATION

         THE FOLLOWING SUMMARY OF THE PLAN IS QUALIFIED BY THE ACTUAL PROVISIONS OF THE PLAN. TO THE EXTENT THE PROVISIONS OF THE PLAN DIFFER FROM THE SUMMARY SET OUT BELOW OR DIFFER FROM ANY OTHER INFORMATION WITHIN THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN SHALL CONTROL.


5.1 CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         The Bankruptcy Code requires the Debtor to classify Claims asserted against its estate. The Bankruptcy Code prohibits dissimilar creditors from being placed within the same class. Except for such prohibition, the Bankruptcy Code is silent as to other guidelines to be used in classification. Generally, every secured creditor is classified within a separate class. This is necessary because a secured creditor's rights against unique collateral are generally considered to be sufficiently dissimilar from any other creditor's rights to allow for joint classification. Priority claims, except for section 507(a)(1),
(2) and (8) claims, are generally classified within the same class. To the extent that a Claimant or an Interest Holder has more than one Claim or Interest in a single class, such Claims or Interests shall be aggregated and treated as a single Claim or a single Interest. To the extent that a Claimant and/or Interest Holder has Claims and/or Interests in different classes, such Claims and/or Interests shall not be aggregated.

         As provided in the Bankruptcy Code, certain groups of Claims (or potential Claims) are not classified for treatment under the Plan. Those Claims are also listed herein. Other Claims are placed in classes, and are listed below as well.

5.2 TREATMENT OF ADMINISTRATIVE EXPENSES

         As of the end of June 2000, the Debtor had paid post-petition approximately $1,076,000 in fees and expenses to its professionals and the professionals hired by the Committee. Pursuant to Court order, 20% of monthly fees of professionals of the Debtor and the Committee are held back for payment upon presentation of a final fee application after confirmation. As of the end of May 2000, it is estimated that $189,000 of fees have been held back under this provision; the Debtor estimates that this hold back will be in an amount of approximately $305,000 by the Effective Date. In addition, there are approximately $98,000 in accrued fees due to a Court ordered cap on per hour rates. Such amounts may be allowed by the Court pursuant to fee applications. Moreover, it is the Debtor's estimate that approximately $1,200,000 of fees and expenses of the Debtor's and Committee's professionals will be incurred by the Debtor from and after May 2000 ($300,000 per month for June, July, August and September 2000), which amount will either be paid during the case or shortly after the Effective Date of the Plan as an Administrative Expense. In addition, the Debtor owes $1,250,000 transaction fee to its financial advisor as a result of the sale of the oil and gas assets. These amounts are estimates only and, as such, may vary depending on a variety of factors, including whether or not confirmation is subject to unforeseen litigation.

         Other Administrative Expenses include amounts incurred by the Debtor post-petition in the ordinary course of business. Such amounts are not expected to be atypical from the Debtor's usual business operations and are not estimated herein. Treatment of Administrative Expenses under the Plan is described more fully in the Plan attached hereto as Exhibit "A."

5.3 TREATMENT OF PRIORITY TAX CLAIMS

         As discussed earlier, on the first day that the Case was filed the Debtor sought and later obtained a Court order authorizing the Debtor to pay all payroll taxes current. Accordingly, all such taxes were paid and no longer exist as claims in this Class. Nonetheless, the IRS has filed a proof of claim in this Case for $3,054.71 in actual taxes and $15,823.15 in penalties associated with such taxes. The Debtor has not undertaken a review of the merits of this Claim, but intends to do so post-confirmation. The Debtor notes that the $15,823.15 may be subject to classification as a Class 9 penalty claim under the Plan.

         The Debtor also had secured ad valorem tax claims. To avoid the prospect of incurring any penalty upon such ad valorem claims, the Debtor requested and obtained permission to pay such ad valorem tax claims before their due date under Texas law, January 31. Pursuant to such Court order, the Debtor paid approximately $965,000 in ad valorem tax claims prior to January 31, 2000.

         The Debtor also scheduled approximately $13,000 of severance taxes that would be considered priority taxes. Moreover, proofs of claims have been filed by other taxing authorities in the amount of $3,224,725, all of which the Debtor believes to have been filed prior to the Debtor's obtaining permission to pay ad valorem tax claims and all of which the Debtor believes are subject to review and objection. The amount is also the result of a few taxing authorities that have filed substantial claims, however, the Debtor after preliminary review does not believe that any of the claims will be allowable.

         Each holder of an Allowed Priority Tax Claim against the Debtor shall receive in full satisfaction of such holder's Allowed Priority Tax Claim Cash from the Trust in the full amount of such Allowed Priority Tax Claim. Provided, however, to the extent such claim has been assumed by the Purchaser, the holder of such claim shall look solely to the Purchaser for payment and shall receive nothing from the Debtor, this estate, or the Trust.

5.4 CLASS 1 -- THE ALLOWED BANK GROUP CLAIM

         Bankers Trust Company is acting agent (the "Agent") for a group of lenders to the Debtor consisting of Agent, Den Norske Bank A.S.A., Foothill Income Trustee, L.P., and Wells Fargo Bank (Texas) N.A. (the "Bank Group"). The Bank Group asserts that it holds a valid and enforceable claim against the Debtor of approximately $26.6 million as of the Petition Date. Prior to the sale of the oil and gas assets, the Bank Group asserted that the Bank Group Claim was secured by valid, enforceable and duly perfected liens and security interest in and to, among other things, substantially all, but not completely all, of the Debtor's oil and gas leases, working interests, proceeds thereof, real property, hydrocarbons, inventory, accounts receivable, joint interest billings and equipment as well as proceeds received from the sale or other disposition of any of the Bank Groups collateral. The Bankruptcy Court has granted the Debtor the authority to pay the undisputed portion of the $26.4 million principal plus any undisputed non-default interest due to the Bank Group. On July 7, 2000, the Bankruptcy Court entered an order granting Costilla's request. On July 18, 2000, the Bank Group was paid approximately $25,608,000.00, the undisputed principal portion of the Bank Group's Claim.

         On or about December 8, 1999, the Debtor filed its Objection By Costilla Energy, Inc. To Claims Of The Bank Group. In summary, such objection seeks to disallow or subordinate $845,000.00 of amendment fees on the basis of fraudulent transfer, preference or equitable subordination. Such matter has not yet been heard by the Court and is preserved under the terms of the Plan.

         The treatment of the Bank Group Claim is more fully described in the Plan attached hereto as Exhibit "A."

5.5 CLASS 2 -- ANY ALLOWED BANKERS TRUST SWAP CLAIM

           In addition to the Bank Group Claim, Bankers Trust Company, in its individual capacity asserts a claim against the Debtor of approximately $19.48 million as of September 7, 1999, asserting liens and security interests in and to the same assets that compromise the Bank Group collateral, on account for certain swap agreements.

         Pending resolution of the amount of such Claim by order of the Bankruptcy Court, the Trust will reserve the full amount asserted upon such swap claim, including the default rate of interest and costs and fees. Under the terms of the Plan, in the event that Bankers Trust and the Plan Trustee cannot agree on the amount of the reserve, the Plan Trustee may seek an order from the Bankruptcy Court, on twenty days notice, estimating such interest, fees and costs and may rely on such estimation in fixing its reserve.

         The treatment of the Bankers Trust Swap Claim is described in the Plan attached hereto as Exhibit "A."

5.6 CLASS 3 -- THE DAWSON SECURED CLAIM

         Dawson Geophysical Company began performing seismographic work in September 1998 on approximately 200 leases held by the Debtor over approximately 33 square miles in Eddy and Chaves Counties, New Mexico. The leases are commonly referred to as the Harpo Prospect. The Debtor was unable to pay for these seismographic services at the time that they were rendered. In May 1999, more than ninety days prior to this Case filing, Dawson filed in the real property records of such two New Mexico Counties its Claim of Lien Under Oil and Gas Lien Act, asserting a lien on the entire Harpo Prospect to secure payment of $521,883.05 plus interest and costs. Including such costs, Dawson has filed a proof of claim in the amount of $540,330. Shortly thereafter, in June 1999, Dawson filed suit to foreclose such liens. The foreclosure action was stayed by the bankruptcy filing. Dawson sought relief from the stay. In connection with such stay motion, the Debtor and Dawson reached a consensual plan treatment for Dawson's claim, in exchange for Dawson withdrawing its request for further stay relief. Pursuant to such agreement, Dawson agreed to take a discount on its claim to $525,000, which amount is Dawson's Allowed Claim upon confirmation of the Plan. Treatment of the Dawson Secured Claim is more fully described in the Plan attached hereto as Exhibit "A."

5.7 CLASS 4 -- OTHER SECURED CLAIMS

         In addition to those listed above, proofs of claims were filed or amounts scheduled asserting secured claims of $821,438 (the Debtor estimates these will be Allowed at approximately $748,815). These proofs of claim represent proceeds of the sale of oil or gas that are attributable to royalty or working interest obligations that are in suspense for various reasons, including: legal disputes to which the Debtor is not a party (e.g., divorces or probate disputes), lack of division orders, amounts that fall below the minimum requirement for disbursement, and royalty or working interest owners claims associated with properties that have already been sold and thus are obligations of other third parties.

          Each holder of an Allowed Secured Claim against the Debtor which is not otherwise classified will be treated as though in a separate class as described in the Plan attached hereto as Exhibit "A."

5.8 CLASS 5 -- ANY ALLOWED PRIORITY NON-TAX CLAIMS

         This Class would ordinarily consist of certain prepetition wage claims (subject to Bankruptcy Code limitations) consumer deposits, and other priority non-tax claims as described within the Bankruptcy Code. Pursuant to Court order entered within the first few days of the case, the Debtor was authorized to pay all of its priority prepetition wage claims. As such, the Debtor knows of no creditors that would be included within this Class. Nonetheless, it is included within the Plan out of an abundance of caution.

         Each holder of an Allowed Priority Non-tax Claim against a Debtor shall receive on the Distribution Date on account of its Allowed Priority Non-tax Claim the amount of such holder's Allowed Priority Non-tax Claim in one Cash payment from the Trust. Provided, however, to the extent such claim has been assumed by the Purchaser, the holder of such claim shall look solely to Purchasers for payment and shall receive nothing from the Debtor, this estate or the Trust.

5.9 CLASS 6 -- ANY ALLOWED ADMINISTRATIVE CONVENIENCE CLAIMS

         In lieu of treatment as any other class of claimant under the Plan, and in full satisfaction of any and all Claims against the Debtor, a holder of an Allowed Administrative Convenience Claim against the Debtor shall receive, within 90 days of the Effective Date, Cash from the Trust equal to the full amount of such Allowed Convenience Claim; provided, however, the total amount of cash to be paid by the Trust to holders of Class 6 Allowed Claims shall not exceed $500,000; if the total amount of Allowed Claims in Class 6 exceeds $500,000 then each holder of an Allowed Claim in Class 6 shall each receive its Pro Rata Share of $500,000.

         The Debtor has reviewed the Claims filed in the case that are under $5,000. Claims under $5,000 aggregate in the amount of approximately $250,000. In addition to those Claims, the Debtor believes that some holders of Claims in excess of $5,000 will likely voluntarily reduce the amount of their Claims to $5,000 to participate in this Class. It is impossible to estimate which holders of Claims may voluntarily reduce their Claims and, thus, it is impossible to estimate the total amount to be included within the Class. The Debtor does not believe that the $500,000 cap in this Class will be reached, however, the Debtor can make no assurances.

         Class 6 Administrative Convenience Class creditors should be aware that if a substantial number and amount of holders of Claims opt to be treated as a Class 6 creditor, and the total amount in Class 6 exceeds $500,000, a pro rata distribution to such holders of Claims will be made. In such instance, holders of Claims in Class 6 will receive less than 100 cents on the dollar. There remains the prospect that the distribution to holders of Class 6 Claims will be reduced to an amount less than the distribution to holders of Class 7 Claims. This possibility exists because (1) the Plan Trustee may be successful in collecting Claims that it holds against third parties, therefore creating a high return for holders of Claims in Class 7, or (2) the percentage distribution to Class 6 could be reduced if large numbers of creditors opt to be treated in Class 6, causing holders of Class 6 Claims to receive a pro rata distribution of the $500,000 maximum amount to be paid to this Class. The Debtor believes that the possibility of Class 7 receiving a higher distribution percentage is remote and, even if this does occur, such higher distribution will not occur until much later than-possibly years later than-the date that a creditor could receive a distribution if such creditor participates in Class 6.

         Creditors in Class 6 will NOT be allowed to participate in Class 7, even if Class 7 ultimately obtains a higher distribution than Class 6.

5.10 CLASS 7 -- ANY ALLOWED GENERAL UNSECURED CLAIMS, INCLUDING ALLOWED BOND CLAIMS

         Proofs of claim have been filed asserting general unsecured claims in Class 7 in the amount of $190,567,113. The Debtor estimates the allowable claims in Class 7 to be $189,346,000. Included within such amount is bond debt of approximately $187.8 million, which includes principal amount of $180 million arising from the 10 1/4% Senior Notes Due 2006 and approximately $7.8 million prepetition interest thereon. Such bond debt was incurred by the Debtor to fund its acquisition and development of oil and gas properties.

         Allowed Claims in Class 7 shall be treated as follows in full satisfaction of any and all Claims. On the Effective Date the Existing Bond Indenture and Existing Bonds will be extinguished except as provided in the Plan. Each Holder of an Allowed General Unsecured Claim, including Allowed Bond Claims, will receive its Pro Rata Share of available unencumbered cash as described in Article 11 of the Plan. Multiple distributions will be made from time to time at the discretion of the Plan Trustee. Provided, however, to the extent any such claim has been assumed by the Purchaser, the holder of such claim shall look solely to the Purchaser for payment and shall receive nothing from the Debtor, this estate, or the Trust.

5.11 CLASS 8 -- DISALLOWED CLAIMS, SUBORDINATED CLAIMS, SECURITIES LAWS CLAIMS AND PENALTY CLAIMS

         The holders of Disallowed Claims, Subordinated Claims, Securities Laws Claims, Penalty Claims and any other Claims against the Debtor not otherwise expressly provided for in this Plan shall receive no distributions under the Plan on account of such Claims.

         The exemplary damages portion of the Claim of GNK, Inc., such exemplary damages being in the amount of $5,000,000 plus interest as may be allowed by law, as evidenced by judgment entered on August 18, 1999 in the case styled GNK, Inc. v. Williford, et al. in the District Court, 87th Judicial District, Freestone County, Texas, shall specifically be a "Penalty Claim" within this Class, as are all other punitive or exemplary damage Claims, unless otherwise ordered by the Court. The Debtor is appealing the entire amount of the GNK, Inc. judgement.

         The Debtor asserts that, especially in the context of a liquidating plan, the punitive damage award to GNK should be subordinated. Such subordination is appropriate to satisfy the requirements of Bankruptcy Code section 1129(a)(7), which requires, in part, that classes of creditors either accept the plan or receive as much as they would under chapter 7. Pursuant to Bankruptcy Code section 726(a)(4), such penalty claim would be subordinated in chapter 7 as a matter of right. Moreover, a purpose of punitive damages-to deter further alleged "bad acts"-is not served in the context of a liquidating chapter 11, where the Debtor will no longer exists.

         In the event that the Court declines to approve the classification of GNK's punitive damage claim in Class 8, such Claim may treated as a Class 7 Claim.

5.12 CLASS 9-- EQUITY INTERESTS IN COSTILLA ENERGY, INC.

         All existing Equity Interests shall be canceled as of the Effective Date. Holders of Equity Interests shall receive no distributions under the Plan.

                                   ARTICLE VI
                             THE LIQUIDATING TRUST

6.1 CREATION OF TRUST

         On the Effective Date, a trust is hereby created for the purpose of liquidating the assets of the Debtor and satisfying Claims. The Trust will not engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust. On or


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

before the Confirmation Date, the Committee shall designate the person to serve as Plan Trustee, subject to the Courts approval at the Confirmation Hearing. The Plan Trustee shall receive any and all assets coming into or becoming a part of the Trust and disburse the proceeds from revenues realized from the operation, lease, assignment, sale or other similar transaction involving the property constituting the Trust consistent with the terms of this Plan. This Plan shall serve as the trust instrument and no other trust instrument shall be prepared or entered into. The beneficiaries of the Trust will be treated as the grantors and deemed owners of the Trust. The Plan Trustee must file federal income returns for the Trust as a grantor trust pursuant to 1.671-4(a) of the Federal Income Tax Regulations.

         The transfer to the Trust must be treated for all purposes of the Internal Revenue Code as a deemed transfer of assets to Creditors receiving interests in the Trust followed by a deemed transfer to such Creditors to the Trust.

6.2 FUNDING OF RES OF TRUST

         To fund the Trust, by operation of the Confirmation Order, the Plan Trustee shall be in possession of and have title to all the Debtors Property as of the Effective Date, including stocks, cash, bank deposits, certificates of deposit, inventory, furniture, fixtures, equipment, real property, and all documents evidencing and relating to the ownership of Debtor's property. The Plan Trustee will be substituted as the plaintiff in all lawsuits pending in which the Debtor is the plaintiff. All accounts receivable of the Debtor shall be deemed, as of the Effective Date, to have been assigned to the Trust. The conveyances of all property of the estate shall be accomplished pursuant to this Plan and the Confirmation Order and shall be effective upon the Effective Date, without the need of further documentation or instruments of conveyance, other than the Plan and the Confirmation Order. Upon the Effective Date, the Trust shall also be deemed to have taken (a) an assignment of all rights or causes of action in which the Debtor may own an interest against third parties for obligations existing on the Effective Date, unless expressly released herein,
(b) assignments of bank accounts containing cash in the possession of the Debtor, and (c) an assignment, bill of sale, deed and/or release covering all other Property of the Debtor. The Plan Trustee may present such orders as may be necessary to require third-parties to accept and acknowledge such conveyance to the Trust. Such orders may be presented without further notice other than as has been given in this Plan. The beneficiaries of the Trust shall be the holders of Allowed Claims in Class 7.

6.3 TRUSTEE TO LIQUIDATE OR ABANDON ALL ASSETS AND DISTRIBUTE PROCEEDS

         The Plan Trustee shall sell, transfer, assign, convey, lease, use, and otherwise liquidate all assets of the Trust, to pay Allowed Claims as designated within this Plan, unless the Plan Trustee deems any asset to be of inconsequential value or burdensome to the Trust. The Plan Trustee may abandon any asset upon approval by the Committee. The proceeds of such liquidation shall be distributed as provided in this Plan.

6.4 DISSOLUTION OF DEBTOR

         As soon as the Debtor has performed all its obligations under the Plan and when the Plan Trustee deems advisable, the Plan Trustee may dissolve the Debtor and all of the issued and outstanding common stock of Debtor may be canceled and rendered void. The Plan Trustee may also issue and sell new stock in the Debtor, and any other property of the Trust with such stock as the Plan Trustee deems advisable. The Plan Trustee shall be responsible for filing all future tax returns of the Debtor.

                                  ARTICLE VII
                PROCEDURES FOR RESOLVING AND TREATING CONTESTED
                         DISPUTED CLAIMS UNDER THE PLAN

7.1 OBJECTION DEADLINE

         As soon as practicable, but in no event later than one year after the Effective Date, unless extended by order of the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

7.2 PROSECUTION OF OBJECTIONS

         On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections may be made by the Plan Trustee.

7.3 TIMING OF DISTRIBUTIONS

         The Plan Trustee shall make all payments upon the Effective Date that are called for by the Plan to be made on the Effective Date. Otherwise, distributions to claimants, or in the case of the Bonds to the Bond Indenture Trustee, shall be made by the Plan Trustee each time the Plan Trustee, in his sole discretion, has accumulated sufficient funds to merit a distribution, considering the number of Creditors and dollar amount of Creditors in such Class or group of claims, or when the Trustee has determined that no additional funds are likely to be collected. The Plan Trustee shall have discretion to determine the amount and timing of all distributions.

7.4 DISTRIBUTIONS  TO BONDHOLDERS

         A. Surrender of Outstanding Securities. Except as otherwise provided herein, each holder of a Bond evidencing an Allowed Claim against a Debtor shall surrender such instrument or certificated security to the Bond Indenture Trustee (with a duly executed letter of transmittal); surrender of the Bonds shall be made solely to the Bond Indenture Trustee; the Plan Trustee and the Balloting Agent shall have no obligation to accept the surrender of Bonds directly from any bondholder, broker or dealer. No Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such instrument or certificated security is received or the nonavailability of such instrument or certificated security is established to the satisfaction of the Bond Indenture Trustee. The Bond Indenture Trustee may reasonably require security and/or indemnity from the purported holder of such instrument or certificated security to hold it harmless in respect of such instrument or certificated security and any distributions made in respect thereof.

                  Any such holder that fails to surrender such instrument or satisfactorily explain its nonavailability to the Bond Indenture Trustee within two years of the Effective Date shall be deemed to have no further Claim against the Trust or its property in respect of such Claim and shall not participate in any distribution hereunder.

                  Following the Effective Date, holders of Bonds will receive from the Bond Indenture Trustee specific instructions regarding the time and manner in which the Bonds are to be provided to the Bond Indenture Trustee. Pending such surrender, such Bonds will be deemed canceled and shall represent only the right to received the distributions to which the holder is entitled under this Plan. Any bond which is lost, stolen, mutilated or destroyed, shall be deemed surrendered when the holder of a Claim based thereon delivers to the Bond Indenture Trustee (a) evidence satisfactory to the Bond Indenture Trustee of the loss, theft, mutilation or destruction of such instrument or certificate, and (b) such security or indemnity as may be required by the Bond Indenture Trustee to hold it harmless with respect thereto.

                  Except with respect to any holder which elects treatment in Class 6, the Certificates evidencing the Bonds shall be returned to the holder with the INITIAL distribution by the Bond Indenture Trustee, with the following legend added to the certificate:

                           Initial distribution on Claim evidenced by this certificate made as provided in the Plan of Reorganization (Liquidation), as Amended, dated July 28, 2000, for Costilla Energy, Inc. on ________________. The sole remaining right evidenced by this certificate is the conditional/contingent right to receive additional distributions, if any, from the Costilla Liquidating Trust as provided within such Plan.

                  In accordance with the Bond Indenture, the Debtor (or the Plan Trustee on behalf of the Debtor) shall sign replacement bonds as the Bond Indenture Trustee determines to be necessary, to reflect the surrender of, and final distribution with respect to, Bonds of holders that have made the election to be treated in Class 6.

         B. Cancellation of Bonds and Agreements. On the Effective Date, except as otherwise provided for herein, the Bonds and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor will be deemed canceled and of no further force or effect without any further action on the part of the Bankruptcy Court, any Person or any governmental entity or agency, except for the right to receive the distributions made under the Plan, as provided for herein. The holders of such canceled Bonds and notes will have no rights arising from or related to such Bonds or the cancellation thereof, except the rights provided pursuant to the Plan.

         C. Limited Survival of Certain Documents. Each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall (1) continue in effect solely for the purposes of: (a) allowing such indenture trustee, agent or servicer to process distributions made on a account of such Claims under this Plan, and (b) permitting such indenture trustee, including the Bond Indenture, and the Bonds agent or servicer to maintain any rights or liens it may have to distributions to holders of Claims for fees, costs, expenses and indemnification under such indenture or other agreement and to be paid or reimbursed for such prepetition and postpetition fees, costs, expenses and indemnification from the distributions (until payment in full of such fees, costs, expenses or indemnification) that are governed by the respective indenture of the agreement in accordance with the provisions set forth therein and (2) shall be of no further force or effect with respect to the obligations of, and/or Claims against, the Debtor under, relating or pertaining to any agreements, indentures or certificates of designations, governing the Bonds and any other note, bond, indenture or other instrument or documents evidencing or creating any indebtedness or obligation of the Debtor, all of which shall be released and discharged.

         D. Instructions to Bond Indenture Trustee. Prior to any Distribution on account of any Bonds, the Plan Trustee shall advise the Bond Indenture Trustee of the amount anticipated to be distributed on account of Bond Claims at such distribution, including the amounts to be allocated to Bond Claims in Class 6, identification of such Bonds, the balance of the Bond Claims in Class 7, and such other information as the Bond Indenture Trustee may reasonably request to effect distribution hereunder. The Bond Indenture Trustee may rely conclusively upon such advise and information. The Plan Trustee shall deliver any and all distributions allocated to the Bonds to the Bond Indenture Trustee for redistribution to the holders of Bonds in accordance with the Bond Indenture and this Plan. No holder of Bonds shall have any right to a direct distribution from the Trust; rather the Plan Trustee shall make distributions to the Bond Indenture Trustee as though the Bonds constitute a single claim against the Trust held by the Bond Indenture Trustee.

         E. Bondholder Record Date. The first record date for the holders of Bonds to receive the initial distribution under the Plan shall be at the close of business on the Effective Date. A separate record date with respect to the Bonds shall be made for each subsequent distribution. Such record date shall be set by the Plan Trustee. The Plan Trustee shall give fifteen
                  (15) days advance notice of each such record date for any subsequent distribution to (1) the Bond Indenture Trustee; and
                  (2) any person specifically requesting in writing delivered to the Plan Trustee that they be given notice of any record date. Notice shall be deemed given by and on the day that the Plan Trustee deposits notice in the United States first class mail, postage prepaid, to the address provided by any such person and the Bond Indenture Trustee.

7.5 MEANS OF CASH PAYMENT

         Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at the Plan Trustee's option, by wire transfer from a domestic bank, except that payments made to foreign creditors holding Allowed Claims may be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction.

7.6 DELIVERY OF DISTRIBUTIONS

         Subject to Bankruptcy Rule 9010, and with respect to Bond Claims, the provisions of the Plan and the Bond Indenture, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the proofs of Claim filed by such holders (or at the last known addresses of such a holder if no proof of Claim or proof of Equity Interest is filed or if the Plan Trustee has been notified in writing of a change of address), except as provided below. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Plan Trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions shall be returned to the Plan Trustee until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Trust or any successor thereto, and the claim of any holder with respect to such property shall be discharged and forever barred.

7.7  TIME BAR TO CASH PAYMENTS

         Checks issued by the Plan Trustee in respect of Allowed Claims shall be null and void if not negotiated within six months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Plan Trustee by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (1) the first anniversary of the Effective Date or (2) 90 days after the date of reissuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

7.8 NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

7.9 WITHHOLDING OF DISTRIBUTION ON ACCOUNT OF CONTESTED CLAIMS

         Except as provided in paragraph 11.12 of the Plan, the Plan Trustee shall withhold from any distribution an amount sufficient to be distributed on account of the full amount of Contested Claims (the "Withheld Distribution Amount"). The Withheld Distribution Amount shall be placed in the Contested Claims Escrow held by the Plan Trustee. To the extent requested by the Plan Trustee the Bankruptcy Court may estimate the amount to be placed in escrow on account of any Contested Claim, which amount need not be the full amount of the asserted Claim.

7.10 ALLOWANCE

         Payments and distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. With respect to any Claim that is a Contested Claim on the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Contested Claim becomes a Final Order the Plan Trustee shall distribute to the holders of such Claim from the Contested Claims Escrow any distribution that would have been distributed to such holder if the Claim had been Allowed on the Effective Date, without interest on such Claim or distribution, unless interest is required upon an Allowed Secured Claim pursuant to Bankruptcy Code section 506.

7.11 DISTRIBUTIONS AFTER DISALLOWANCE

         Any Withheld Distribution Amount in the Contested Claims Escrow after any and each objection to a Contested Claim has been resolved by Order of the Bankruptcy Court shall be distributed in accordance with the provisions of the Plan. The Plan Trustee in all things can and shall rely on an order of the Bankruptcy Court fixing the amount of a Claim or disallowing a Claim; the Plan Trustee shall make no further reserve on account of Claim that has been disallowed or reduced by the Bankruptcy Court, unless the effected claimant obtains a stay pending appeal that requires that the Plan Trustee reserve on account of such Claim. In no event shall the reversal or modification on appeal or reconsideration of a Bankruptcy Court order disallowing a Claim affect the validity or require the disgorgement of any distributions having already been made pursuant to the Plan, if such claimant did not obtain a stay pending reconsideration or appeal which required a further reserve.

7.12 ORDER OF DISTRIBUTION OF TRUST CASH

         The Plan Trustee shall distribute or reserve available cash of the Trust in the following order of priority:

         A. to pay Allowed Secured Claims of Classes 1, 2, and 3 pursuant to paragraphs 4.1, 4.2 and 4.3 of the Plan; and to pay any Allowed Secured Claim in Class 4, but only to the extent that such cash is the proceeds of the liquidation of the Collateral of holder of such Allowed Secured Claim;

         B. to pay Allowed Administrative Expense Claims of this chapter 11 case pursuant to paragraph 5.1 of the Plan;

         C. to pay the post-confirmation expenses of the Trust and the Committee, including a reserve of such cash to pay future expenses of the Trust and the Committee as the Plan Trustee deems advisable;

         D. to pay Allowed Claims of Class 5 pursuant to paragraph 4.5 of the Plan, in order of priority, with Bankruptcy Code section 507(a)(3) Allowed Claims being satisfied in full first, Bankruptcy Code section 507(a)(4) being satisfied in full next, and then Bankruptcy Code section 507(a)(5), and so on;

         E. to pay the Allowed Claims entitled to priority pursuant to Bankruptcy Code section 507(a)(8) pursuant to paragraph 5.2 of the Plan;

         F. to pay Allowed Claims of Class 6 pursuant to paragraph 4.6 of the Plan; and

         G. to pay Allowed Claims of Class 7 pursuant to paragraph 4.7 of the Plan and, with respect to the Bonds, in accordance with paragraph 11.5 of the Plan.

Provided, however, with respect to each of the categories in (A) through (G) above, to the extent such claim has been assumed by the Purchaser, the holder of such Claim shall look solely to the Purchaser for payment and shall receive nothing from the Debtor, this estate, or the Trust. Allowed Claimants entitled to distribution under this paragraph shall be deemed the sole beneficiaries of the Trust until they are paid in full or the Trust has been exhausted.

                                  ARTICLE VIII
                      SELECT OTHER PROVISIONS OF THE PLAN

8.1 PLAN IS MOTION TO SELL

         This Plan is hereby offered and shall be considered a motion pursuant to Section 363(b) and 363(f) of the Bankruptcy Code to sell any and all Property of the Debtor as of the Effective Date to the Trust free and clear of all liens, claims and encumbrances. Any objections to such motion should be made as an objection to confirmation of the Plan for hearing at the time of confirmation. All Property shall be conveyed to the Trust free and clear of all liens, claims, and encumbrances. After the Effective Date, the Trust may present an order or orders to the Court, suitable for filing in the real property records of every county where real property of the Debtor is located, which provide that such property is conveyed to the Trust free and clear of all liens, claims, and encumbrances. The order or orders may designate all liens, claims, and encumbrances which appear of record and/or from which the property is being transferred free and clear. The Plan shall be conclusively deemed to be adequate notice that such lien, claim, or encumbrance is being extinguished, and no notice, other than by the Plan, shall be given prior to the presentation of such order. Any party having a lien, claim, or encumbrance against Property shall be conclusively deemed to have consented to the transfer of such Property to the Trust free and clear of such lien, claim, or encumbrance by failing to object to confirmation of this Plan.

8.2 VESTING OF ASSETS

On the Effective Date, the property of the estate of the Debtor, including but not limited to any and all rights, claims, or causes of action, whether known or unknown, asserted or unasserted, at law or equity, and whether arising pursuant to the Bankruptcy Code or other applicable law, shall vest in the Trust.

         The Plan Trustee shall be and hereby is appointed the representative of the estate for purposes of prosecuting any and all rights, claims, or causes of action, including, but not limited to, actions arising pursuant to Chapter 5 of the Bankruptcy Code, whether known or unknown, asserted or unasserted, at law or equity, and whether arising pursuant to the Bankruptcy Code or other applicable law. The Plan Trustee may prosecute, settle or dismiss rights, claims, or causes of action as the Plan Trustee sees fit and all proceeds therefrom shall be the property of the Trust, except as expressly released within this Plan. The Debtor, its board of directors, officers, attorneys and other professional advisors shall have no liability for pursuing or not pursuing any such rights, claims, or causes of action vested in the Trust pursuant to this Plan.

8.3 COMMITTEE

         The Committee will continue to exist post-confirmation. The Committee shall represent the holders of Allowed Claims in Class 7 in connection with the provisions of the Plan. In so doing, the

Committee shall be obligated to provide for the earliest possible full payment of Classes 1 through 6 and non-classified administrative and priority Claims to allow for distributions to begin to Class 7.

8.4 TRUSTEE TO LIQUIDATE OR ABANDON ALL ASSETS AND DISTRIBUTE PROCEEDS; COMMITTEE MAY TERMINATE PLAN TRUSTEE, WITH OR WITHOUT CAUSE

         The Plan Trustee shall sell, transfer, assign, convey, lease, use, and otherwise liquidate all assets of the Trust, to pay Allowed Claims as designated within this Plan, unless the Plan Trustee deems any asset to be of inconsequential value or burdensome to the Trust. The Plan Trustee may abandon any asset upon approval by the Committee. The proceeds of such liquidation shall be distributed as provided in this Plan.

         The Committee may dismiss the Plan Trustee, without cause, at any time and name a successor Plan Trustee.

8.5 SETOFF AND OTHER RIGHTS

         In the event that the Debtor has a claim of any nature whatsoever against the holder of a Claim, the Debtor may, but is not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder), subject to the provisions of section 553 of the Bankruptcy Code. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor of any claim that the Debtor has against the holder of a Claim. No holder of a Claim may, on account of a pre-Effective Date Claim against the Debtor, setoff, offset, suspend, freeze, or recoup any amount from funds or other payments that such claimant may owe to the Debtor or Trust. The Confirmation Order shall include an injunction prohibiting any such setoff, offset, suspend, freeze, or recoupment.

8.6 DISCHARGE

         The rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature or description whatsoever against the Debtor or any of its assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims against the Debtor shall be, and shall be deemed to be, discharged; and all holders of Claims shall be precluded from asserting against the Debtor, or any of its assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of Claim. Confirmation of the Plan and the obligations imposed on the Debtor therein shall be in complete satisfaction, discharge and release of all Claims of any nature whatsoever against the Debtor or any of its assets or properties; and, upon the Effective Date, the Debtor shall be deemed discharged and released from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtor at any time obtained to the extent it relates to a Claim discharged and operates as an injunction against the prosecution of any action against the Debtor, or its property, to the extent it relates to a Claim discharged.

8.7 INJUNCTIONS

         The Confirmation Order shall contain such injunctions as may be necessary and helpful to effectuate the discharge of the Debtor provided herein. Without limiting the generality of the foregoing, such injunction shall include an absolute prohibition from collecting Claims in any manner other than as provided for in the Plan. The injunction shall also prohibit any Utility from seeking or obtaining a security deposit, altering usual billing practices or otherwise refusing or discontinuing services for a period of 18 months after the Effective Date; provided, however, that a Utility will no longer be subject to such injunction in the event that the Trust fails to pay all post-confirmation utility bills to such effected utility no later than 10 days after such bills are due.

8.8 RESPONSIBLE PARTY INJUNCTION

         The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Priority Tax Claim or holder any other tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtor that otherwise would be liable to such holder for payment of a Priority Tax Claim or any other tax Claim. All amounts paid by the Trust on account of any Allowed Claim held by a governmental entity shall be applied first to any "trust fund" amounts owing, then to any other balances due.

8.9 LAWSUITS

         On the Effective Date, all lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a Claim against the Debtor, shall be dismissed as to the Debtor and the Trust, except proof of claims and/or objections thereto pending in the Bankruptcy Court. Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than as prescribed by the Plan. All parties to any such action shall be enjoined by the Bankruptcy Court in the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. All lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a claim(s) by the Debtor against a person shall remain in place only with respect to the claim(s) asserted by the Debtor, and shall become property of the Trust to prosecute, settle or dismiss as the Plan Trustee sees fit.

8.10 RELEASE AND EXCULPATION

         Neither the Debtor, the Committee, the Plan Trustee, the Plan Trustee Representatives, the Debtor Representatives, or the Committee Representatives shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Chapter 11 Case, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct. Each Representative of the Debtor and each Representative of the Committee which served in such capacity from and after the Petition Date shall hereby be released from all claims; demands or suit; known or unknown; fixed or contingent; liquidated or unliquidated; whether or not asserted; arising prior to, upon, or after the Petition Date; which may held or asserted by the Debtor, the Trust, any Creditor, and current or former holder of an Equity Interest as of the Effective Date.

8.11 DE MINIMIS DISTRIBUTIONS

         No distribution of less than $25.00 shall be required to be made to any holder of an Allowed Claim. Such undistributed amount may be retained by the Trust.

8.12 PAYMENT OF STATUTORY FEES
           All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid through the entry of a final decree in the Chapter 11 Case.

8.13 BANKRUPTCY RESTRICTIONS

         From and after the Effective Date, the Trust shall no longer be subject to the restrictions and controls provided by the Bankruptcy Code or Rules (e.g., section 363, 364, Rule 9019), the Bankruptcy Court, or the United States Trustee's guidelines. The Plan Trustee may, on behalf of the Trust, compromise claims and controversies post-Effective Date without the need of notice or Bankruptcy Court approval. The Trust may operate the Debtor's business in such manner as is consistent with companies not in bankruptcy without the need of seeking Bankruptcy Court approval with regard to any aspect of the Trust's business. No monthly operating reports will be filed after the Effective Date; however, the Plan Trustee shall provide the U.S. Trustee such financial reports as the U.S. Trustee may reasonably request until the entry of a final decree.

8.14 BINDING EFFECT

         The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims, the holders of Equity Interests, and the Plan Trustee, and all of their respective successors and assigns; provided, however, that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (i) to constitute a waiver or release of any Claims by the Debtor or any other person, (ii) to prejudice in any manner the rights of the Debtor or any other person or (iii) to constitute any admission by the Debtor or any other person.

8.15 GOVERNING LAW

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the law of the jurisdiction of organization of any entity, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan or the Chapter 11 Cases, including the documents executed pursuant to the Plan.

8.16 MODIFICATION OF PLAN

         Modifications of the Plan may be proposed in writing by the Proponent at any time before the Confirmation Date, provided that (a) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and (b) the Proponent shall have complied with section 1125 of the Bankruptcy Code. The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Proponent, provided that (i) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, (ii) the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code and (iii) the circumstances warrant such modifications. A holder of a Claim or Equity Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

8.17 CREDITOR DEFAULTS

         Any act or omission by a creditor in contravention of a provision within this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Plan Trustee may seek to hold the defaulting party in contempt of the Confirmation Order. If such creditor is found to be in default under the Plan, such party shall pay the reasonable attorneys' fees and costs of the Plan Trustee in pursuing such matter. Furthermore, upon the finding of such a default by a creditor, the Bankruptcy Court may (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Federal Rules of Civil Procedure, Rule 70, (b) may enforce the Plan by order of specific performance, (c) may award judgment against such defaulting creditor in favor of the Trust in an amount, including interest, to compensate the Trust for the damages caused by such default; and (d) make such other order as may be equitable which does not materially alter the terms of the Plan as confirmed.

8.18 SEVERABILITY

         Should the Bankruptcy Court determine that any provision of the plan is unenforceable either on its face or as applied to any Claim or Equity Interest or transaction, the Proponent may modify the Plan in accordance with Section
16.13 of the Plan so that such provision shall not be applicable to the holder of any Claim or Equity Interest. Such a determination of unenforceability shall not (1) limit or affect the enforceability and operative effect of any other provision of the Plan or (2) require the resolicitation of any acceptance or rejection of the Plan.

8.19 CLOSING THE CASE

         Upon the Plan being substantially consummated and, upon motion by the Plan Trustee, a final decree entered containing such provisions as may be equitable. The Court may close the case, but retain jurisdiction to hear and decide: any and all pending adversary proceedings, applications and contested matters, including any remands of appeals; any and all pending objections to Claims or the allowance, including with respect to the classification, priority, estimation or payment of any Claim; any and all pending Fee Applications.

                                   ARTICLE IX
                              LIQUIDATION ANALYSIS

         Section 1129 of the Bankruptcy Code provides that the Court may confirm a plan of reorganization only if certain requirements are met. One of these requirements is that each non-accepting holder of an Allowed Claim or Interest must receive or retain under the Plan, on account of such Claim or Interest, property as of the Effective Date of the Plan at least equal to the value such holder would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

         Costs of liquidation under Chapter 7 of the Bankruptcy Code would include (i) the compensation of the Chapter 7 Trustee; (ii) asset disposition expense; (iii) all unpaid expenses incurred by Debtor in the Chapter 11 that are allowed in Chapter 7 case (such as compensation of attorneys and accountants);
(iv) litigation costs; and (v) claims arising from operations during the pendency of the chapter 11 case. The liquidation itself could trigger certain additional Priority Claims and would accelerate other priority payments that otherwise would be due in the ordinary course of business. Any additional priority claims also would be paid in full out of the liquidation proceeds before the balance would be made available to pay general unsecured claims.

         Because all Assets of the Debtor are being liquidated and distributed to creditors as contemplated in the Plan, no Chapter 7 liquidation analysis has been performed. However, because of the cost of liquidation described above, the Debtor believes that the liquidation contemplated by the Plan would afford creditors a much greater recovery than if the Chapter 7 Trustee performed the liquidation and distribution (see, Article I, Distribution of Estimated Proceeds Per the Plan).

                                    ARTICLE X
                                OTHER LITIGATION

10.1 BANKRUPTCY CAUSES OF ACTION

         A. PREFERENCES

         Pursuant to the Bankruptcy Code, a debtor may recover certain preferential transfers of property, including cash, made while insolvent during the ninety (90) days immediately prior to the filing of its bankruptcy petition with respect to pre-existing debts to the extent the transferee received more than it would have in respect of the pre-existing debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. In the case of "insiders," the Bankruptcy Code provides for a one-year preference period. There are certain defenses to such recoveries. Transfers made in the ordinary course of the debtor's and the transferee's business according to the ordinary business terms are not recoverable.

Furthermore, if the transferee extended credit subsequent to the transfer (and prior to the commencement of the bankruptcy case), such extension may constitute a defense, to the extent of any new value, against any otherwise recoverable transfer of property. The Plan Trustee reserves all rights to pursue, in its sole discretion, any preference to the full extent allowed under the Bankruptcy Code and applicable state laws. If a transfer is recovered by the Plan Trustee, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

         Attached hereto as Exhibit "C," is a list of all payments of $600 or more made by the Debtor within the ninety days prior to filing Chapter 11. The Debtor has not made any analysis with regard to whether specific payments upon the list are preferences, within the meaning of the Bankruptcy Code, nor whether any such payment would have a defense available to a preference action, e.g., the ordinary course of payment defense. However, any party on the list is cautioned that the Plan Trustee will be vested with the right to review and, if the Plan Trustee believes appropriate, assert that any and all payments contained on the attached Exhibit "C" are preference payments within the meaning of the Bankruptcy Code and therefore should be returned to the bankruptcy estate.

         B. FRAUDULENT TRANSFERS

         Under the Bankruptcy Code and various state laws, a debtor may recover certain transfers of property, including the grant of a security interest in property, made while insolvent or which rendered it insolvent if, and to the extent, the debtor receives less than fair value for such property. Upon Plan confirmation the Plan Trustee will be vested with all rights to pursue, in its sole discretion, any fraudulent transfer to the full extent allowed under the Bankruptcy Code and applicable state laws.

         Specifically, the Debtor at this time notes the Plan Trustee will be vested with the right to bring suit against Pioneer Natural Resources USA, Inc. ("Pioneer") to recover amounts paid Pioneer consisting of approximately a $25,000,000 payment, a $3,558,000 interest in oil and gas properties and 4 million shares of common stock. These amounts were transferred to Pioneer as a result of certain transactions that occurred from December 1998 through April 1999 related to the attempted purchase of certain oil and gas properties from Pioneer. Costilla reserves the right and puts Pioneer on notice herein of its potential pursuit of these transfers as fraudulent conveyances under Section 548 of the Bankruptcy Code and under the Texas Uniform Fraudulent Transfer Act, as well as any other legal rights and remedies the Debtor may have.

         C. POTENTIAL LITIGATION

         In addition to the foregoing, the Debtor believes that certain of the Claims may be subject to offset. There also may exist claims and causes of action against third parties arising prior to the Petition Date. These causes of action may be enforced either by way of setoff against Claims filed against the bankruptcy estate or may be prosecuted by the Plan Trustee. The Plan Trustee will have sole discretion to object to any Claims and to prosecute any objection as it sees fit.

         Enron Capital & Trade Resources Corp. The Plan Trustee reserves the right to investigate and prosecute, if need be, potential claims against Enron Capital & Trade Resources Corp. and/or its affiliate Joint Energy Development Investments II Ltd. Partnership, concerning (i) a claim for a potential breach of a funding commitment and (ii) other possible claims or causes of action related to Costilla's unsuccessful attempt to purchase properties from Pioneer Natural Resources USA, Inc.

         Prize Energy Corp. The Debtor entered into an agreement with Prize Energy Corp. ("Prize") related to certain of the properties that Prize acquired from Pioneer, which properties would have been included in the Pioneer Transaction noted in Article 10.1. The Debtor obtained exploration rights to such properties and other consideration in exchange for certain of the Debtor's due diligence data related to the Pioneer properties acquired by Prize. These exploration rights provided the Debtor with potential exploration and development opportunities. The original disclosure statement previously filed by Costilla, dated February 29, 2000, discussed potential litigation against Prize Energy Corp. ("Prize") as a result of a Due Diligence Agreement reached between Costilla and Prize on or about May 28, 1999. In relationship to such agreement, a dispute existed between Prize and Costilla as to the amount of oil and gas related interests that Costilla is entitled to receive. Due to the sale of the oil and gas assets to Purchaser, the Debtor and Prize have resolved this dispute with such rights to properties being conveyed to the Purchaser.

                    IMPORTANT NOTICE OF NON-WAIVER OF CLAIMS

The Debtor has attempted to disclose all material causes of action, including avoidance and other actions under chapter 5 of the Bankruptcy Code, that it may hold against third-parties. However, the Debtor has not performed an exhaustive investigation or analysis of potential claims against third parties. It is the contemplation of the Plan that such investigation and analysis will occur post-confirmation by the Plan Trustee. The Debtor may hold other potential claims or causes of actions against third-parties which the Debtor has not disclosed herein. You should not rely on the omission of the disclosure of a claim to assume that the Debtor holds no claim against any third-party, including any creditor that may be reading this Disclosure Statement and/or casting a ballot. Unless expressly released by the Plan, any and all such claims against third parties are specifically reserved and transferred to the Trust. The Debtor's failure to identify a claim herein is specifically not a waiver of any claim or cause of action. The Debtor will not ask the Court to rule or make findings with respect to the existence of any cause of action or the value of the entirety of the Debtor's estate at the confirmation hearing; accordingly, except claims which are expressly released by the Plan, the Debtor's failure to identify a claim herein shall not give rise to any defense of judicial estoppel with respect to claims which could be asserted against third parties, including creditors of the Debtor which may be reading this Disclosure Statement and/or casting a ballot. When casting your ballot, you should consider and take into account the possibility that the Debtor may hold a claim against you which will be transferred to the Trust and, if the Plan Trustee deems advisable, fully pursued post-confirmation.

10.2 PRE-BANKRUPTCY LAWSUITS

         Costilla is involved in a variety of lawsuits either as plaintiff and/or defendant. These suits, all commenced prior to the filing of the bankruptcy petition, are summarized as follows:

         GNK, Inc., et al vs. Costilla Energy, Inc., et al., Cause No. 97-311-B in the 87th Judicial District Court of Freestone County, Texas. On August 18, 1999, the state district court entered a judgment against the Debtor. The case resulted from a dispute over the ownership and validity of certain undeveloped oil and gas leases in Freestone County, Texas. The Court entered a Judgment awarding the Plaintiffs actual damages against the Debtor and other defendants in the approximate amount of $525,000, as well as exemplary damages against the Debtor in the sum of $5,000,000. The Bankruptcy Court has allowed the Automatic Stay to be lifted to allow the Debtor to prosecute an appeal of this judgment.

         Joe Armon Guerrero v. Costilla Energy, Inc., Cause no. 12,650 in the County Court of Law, Ector County, Texas. Suit involves claim of personal injury while plaintiff was working on a well owned by Costilla. Costilla believes that liability, if any, would be covered by the company's relevant insurance coverage. An order was entered by agreement of the parties to all the plaintiff to liquidate his claim in the state court. Under such agreement, the plaintiff may only look to recover from insurance proceeds in the event liability is found.

         Delano Dale Nelson v. Costilla Energy, Inc., Cause no. 16263 in the 136th District Court, Jefferson County, Texas. Suite involves alleged personal injury sustained on the company's property. Costilla believes that liability, if any, would be covered by the company's insurance.

         Ceasar Martinez v. Costilla Energy, Inc., Cause no. 25,380-B, 87th District Court, Limestone County, Texas. Suite involves alleged injuries sustained while working on company job site. Costilla believes that liability, if any, is covered by the companies insurance. An order was entered by agreement of the parties to all the plaintiff to liquidate his claim in the state court. Under such agreement, the plaintiff may only look to recover from insurance proceeds in the event liability is found.

         Costilla Energy, Inc. v. Tenneco Energy Resources Corporation, Cause No. 97-37484, 127th Judicial District, Harris County, Texas. Suit involves a declaratory judgment action as to the validity of amendments certain contracts and a counterclaim for breach of contract. The parties have recently reached a settlement of this dispute and will be seeking approval of the settlement from the Court.

         United Oil & Minerals, Inc., v. Costilla Energy, Inc., et al, Cause No. 98-04-18,144CV, 25th Judicial District Court, Lavaca County, Texas. Suit involves a declaratory judgment action by plaintiff as to the validity of certain alleged farmout agreements.

         Jerry Covington, Trustee v. Costilla Energy, Inc., Cause No. CV-41,691, 142nd District Court, Midland County. Suite involves gas balancing dispute, payment of royalties and accounting. Such claim has been settled and liquidated in an amount of $17,500 which the Debtor no longer disputes.

         Capstone Energy Corporation and Argent Petroleum Corporation v. Pioneer Natural Resources USA, Inc.; Pioneer Resources, Inc., f/d/a Parker & Parsley, Inc.; Pioneer Resources Producing, L.P. f/d/a/ Parker & Parlsey Development L.P.
v. Costilla Energy Inc., and Vintage Petroleum, Inc., Cause No. 22,268, 21st District Court, Burleson County, Texas. Suit involves dispute over existence and payment of overriding royalty interest.

         Thomas L. Jones, Jr. v. Costilla Energy, Inc., Black Diamond Development, L.P., Frontierra Energy Corp and Douglas J. Sartoris, originally styled as Cause No. 98-846-G, 319th District Court, Nueces County. This suite has been removed to the United States Bankruptcy Court for the Western District of Texas, Midland Division. However, suit will be heard in San Antonio Division for convenience of the Court and parties involved. Suit involves existence and validity of obligation to pay plaintiff overriding royalty interest.

         In re Magnolia Gas Company, L.L.C. and Magnolia Gas Transmission Company, L.L.C. and MKP Production Company, L.L.C., Case No. 98-22060 B-H, United States Bankruptcy Court for the Western District of Oklahoma. Bankruptcy case in which Costilla is a working interest owner on certain properties.

         Circle K. Oil Field Supply, Inc. v. Costilla Energy, Inc., Cause No. 44,564-A, County Court of Law No.1., Midland County, Texas. Involves suit on sworn account for $29,364.21 related to materials allegedly provided to Debtor.

         R.J. Stanley & Associates, Inc. v. Costilla Energy, Inc., Cause No. 99-00163-D, Dallas County Court of Law No. 4. Suit involves Claim for breach of contract regarding payment for consulting services.

         William T. Spencer and Stephen D. Spencer, Individually, and as CoTrustees of the Jean S. Spencer Trust v. Henry Musselman, Owen & King Operating, Inc. and Costilla Petroleum Corporation, Cause No. 40,725, 238th District Court, Midland County. Suite involves declaratory judgment regarding the termination of contract.

         Glyn Snell, Ola Wright, Bruce Key, James A. Walton, Robert Herd Midkiff and William Clayton Tatom, Jr. v. Dresser Industries, Inc., Titan Services, Inc., BJ Services Company USA, B.J. Hughes Holding Company, Baker Hughes Production Tools, Inc. and Baker Hughes Inc., Cause No B-38,435, 238th District Court, Midland County, Texas. Costilla Energy, Inc. is an intervener seeking award of settlement funds held in the registry of the court.

         Costilla Energy, Inc. v. Gilda C. Cantu, Thomas Cisneros III, Elda C. Smith and Aide C. Ortiz, originally proceeding as Cause 99-01-0004CVK, 218th District Court, Karnes County Texas. This suite has been removed to the United States Bankruptcy Court for the Western District of Texas, Midland Division. However, suit was heard in San Antonio Division for convenience of the Court and parties involved. Suit involved declaratory judgment action regarding ownership of surface property surrounding a Costilla gas plant. On or about May 31, 2000, the court entered a final judgment in favor of Costilla, confirming Costilla's good title in the disputed property along with the denial of any damages against Costilla in connection with certain counterclaims made.

         In re Force Energy, Inc and Force Energy Resources, Inc, Case 99-1139TMD, United States Bankruptcy Court for the East District of Louisiana, New Orleans Division. Case is a bankruptcy in which Costilla is a creditor resulting from certain working interests held by Costilla.

         Mary Baker Walker v. Costilla Energy, Inc., Cause No 2533, County Court, Pecos County, Texas. Suit involves claim by plaintiff that she is entitled to percentage of production as alleged royalty owner under oil and gas lease.

         Thomas L. Jones v. Costilla Energy, Inc., Cause No. 99-02515-00-O-C, originally styled in the 94th Judicial District, Nueces County, Texas. This suite has been removed to the United States Bankruptcy Court for the Western District of Texas, Midland Division. However, suit will be heard in San Antonio Division for convenience of the Court and parties involved Suit involves plaintiffs claim for breach of contract, conversion and declaratory relief associated to alleged overriding royalty interest. The court has recently granted the plaintiff's motion on summary judgment, determining that the plaintiff is entitled to a 2 percent overriding royalty interest in the subject property. In light of this ruling, the parties are currently working on a settlement of all claims.

         Dawson Geophysical Company v. Costilla Energy, Inc., Cause No. CV99-244-JLS, 5th Judicial District Court, Eddy County, New Mexico. Suit to foreclose alleged lien based on oil and gas lien statute


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

for seismic services performed by plaintiff. Costilla and Dawson have reached an agreement allowing Dawson to be paid in the amount of $525,000 plus interest.

10.3 PLAN TREATMENT OF LAWSUITS

         On the Effective Date, all lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a Claim against the Debtor, shall be dismissed as to the Reorganized Debtor, except proof of claims and/or objections thereto pending in the Bankruptcy Court and except Claims outside of Bankruptcy Court that the Debtor asserts are Insured Claims. Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than as prescribed by the Plan. All parties to any such action shall be enjoined by the Bankruptcy Court in the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. All lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a claim(s) by the Debtor against a person shall remain in place only with respect to the claim(s) asserted by the Debtor, and shall become property of the Trust to prosecute, settle or dismiss as the Plan Trustee sees fit.

                                   ARTICLE XI
                  FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

11.1 GENERAL

         A. STATUTORY OVERVIEW

         Under the Internal Revenue Code of 1986, as amended (the "TAX CODE") and income tax regulations (the "REGULATIONS") promulgated thereunder, there are certain significant federal income tax consequences associated with the Plan described in this Disclosure Statement. Certain of these consequences are discussed below. Due to the unsettled nature of several of the tax issues presented by the Plan, including the changes made by the Bankruptcy Tax Act of 1980 ("BTA80"), the Tax Reform Act of 1984, the Tax Reform Act of 1986 ("TRA86"), the Omnibus Reconciliation Act of 1987 ("ORA87"), the Technical and Miscellaneous Revenue Act of 1988 ("TAMRA"), the Omnibus Budget Reconciliation Act of 1989 ("OBRA89") and the Revenue Reconciliation Act of 1990 ("RRA90") and the Revenue Reconciliation Act of 1993 ("RRA93"), the differences in the nature of the Claims of the various Claimants, their taxpayer status, residence and methods of accounting (including Claimants within the same class of Claims) and prior actions taken by Claimants with respect to their Claims, as well as the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions, the federal tax consequences described herein are subject to significant uncertainties.

           Finally, this summary does not address foreign, state or local tax law, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as taxpayers who are not United States domestic corporations or citizens or residents of the United States, S corporations, banks, mutual funds, insurance companies, financial institutions, regulated investment companies, broker-dealers, non-profit entities or foundations, small business investment companies, persons that hold Claims or Equity Interests as part of a straddle or conversion transaction and tax-exempt organizations).


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

           No administrative rulings will be sought from the Internal Revenue Service (hereinafter "IRS") with respect to any of the federal income tax aspects of the Plan. Consequently, there can be no assurance that the treatment described in this Disclosure Statement will be accepted by the IRS. No opinion of counsel has either been sought or obtained with respect to the federal income tax aspects of the Plan.

           THE DISCUSSION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL CLAIMANTS AND STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN, INCLUDING STATE AND LOCAL TAX CONSEQUENCES.

11.2 TAX CONSEQUENCES TO THE DEBTOR

           A. SUMMARY OF THE PLAN

           Pursuant to the Plan substantially all the assets of Debtor have been sold and the cash and remaining assets will be transferred to the trustee of a liquidating trust. To the extent the interests in the liquidating trust are worth less than the face amount of the claims thereby satisfied, the Debtor will realize debt forgiveness income (Debt Discharge Income), unless in accordance with Section 108(e)(2), payment of the liability would have given rise to a tax deduction. Some creditors will have their claims paid in full and in other cases will be paid a pro-rata amount of their claims depending on the class of their claims and the priorities applicable.

           B. EXISTING TAX ATTRIBUTES OF DEBTOR

           For its fiscal year ending December 31, 1998, Debtor had a net operating loss carryforward of approximately $79 million. The Debtor believes that the operating losses in 1999 will be about $115 million. The 1998 tax return of Debtor reflects basis in depreciable assets of approximately $47 million and net leasehold costs of approximately $134 million. As a result of certain dispositions in 1999, the Debtor believes that the tax basis in depreciable and depletable assets as of the end of 1999 will be approximately $30 million and $60 million, respectively.

           In addition to the potential reductions of the NOL carryovers as a result of events occurring pursuant to the Plan, there could be further adjustments to these carryover amounts as a result of Internal Revenue Service (hereinafter "IRS") audits.

           C. TAX CONSEQUENCES OF SALE

           The total consideration received for the sale of assets was approximately $133 million. The Debtor believes that it had sufficient tax basis in the assets and/or otherwise available net operating loss carryforwards such that it should not have any regular tax liability from the sale. It may however, have a liability for the alternative minimum tax (AMT). See Article 11.2(F), Computation of Alternative Minimum Tax.

           D. TREATMENT OF DEBT DISCHARGE INCOME UNDER THE PLAN

           The satisfaction of approximately $189 million of Bonds and trade claims with interests in the liquidating trust having an estimated fair market value of $84 million will give rise to Debt Discharge Income of approximately $105 million. Since Debtor is in a Chapter 11 proceeding, the receipt of Debt

Discharge Income will not give rise to taxable income. However, pursuant to
Section 108(b), the Debtor will be required to reduce its tax attributes to reflect the Debt Discharge Income. The tax attributes, and the order in which they are required to be reduced, is set forth in Section 108(b).

         The Tax Code provides that attributes are reduced as of the first day of the year following the year in which the Debt Discharge Income is realized. Accordingly, all of Debtor's tax attributes will be available to reduce or eliminate any gains from the asset sale. Since the Debtor will have no assets after the close of the taxable year in which the Plan is consummated, it is of academic interest only as to whether it has any tax attributes remaining.

         E. EFFECT OF SECTION 382--GENERAL RULES

         Under the Tax Code, when an ownership change occurs, a corporation is limited in its ability to utilize NOLs. The Section 382 limitation is determined by multiplying the value of the loss corporation (immediately before the ownership change) by the Federal long term tax exempt rate.

         It is also noted that the Debtor experienced an ownership change in 1998 and is already subject to an annual limitation of approximately $4.3 million of the net operating losses in existence at that time. However, the annual limitation does not apply to the extent the Debtor is recognizing gains which were "built-in" at that time.

         F. COMPUTATION OF ALTERNATIVE MINIMUM TAX

         AMT must be paid by a corporation when and to the extent that its liability for AMT is greater than its Regular Tax liability. AMT is equal to twenty percent (20%) of alternative minimum taxable income (hereinafter "AMTI") less certain allowable credit. Under the Tax Code, AMTI generally equals regular taxable income, increased or decreased by certain adjustments and preference items. However, only ninety percent (90%) of AMTI can be offset with NOL carryovers. AMTI liability, regardless of the amount of available NOL carryovers, will be at least twenty percent (20%) of the ten percent (10%) of AMTI that cannot be offset with NOL carryovers.

11.3 FEDERAL INCOME TAX CONSEQUENCES TO CLAIMANTS

         A. GENERAL

         The tax consequences of the implementation of the Plan to a Claimant will depend in part on the type of consideration received by the Claimant in exchange for its Allowed Claim, whether the Claimant reports income on the accrual basis, whether the Claimant receives consideration in more than one tax year of the Claimant, whether the Claimant is a resident of the United States, and whether all the consideration received by the Claimant is deemed to be received by that Claimant in an integrated transaction.

         B. CLAIMANTS RECEIVING INTERESTS IN LIQUIDATING TRUST

              1. RECEIPT OF INTEREST IN TRUST AS A TAXABLE EVENT

         The transfer of the assets of the Debtor to the Liquidating Trust shall be treated for all purposes of the Internal Revenue Code as a deemed transfer to the Claimants receiving interests in the Liquidating Trust (the "Beneficiaries") followed by a deemed transfer by the Beneficiaries to the Liquidating Trust. The deemed transfer to creditors will constitute a taxable transaction to Beneficiaries. Beneficiaries will determine the gain or loss on the transfer by comparing the value of the Liquidating Trust interest received in the exchange to the tax basis, if any, in their claims. The value of the assets deemed transferred and the Liquidating Trust interest received in the exchange will be determined by reference to each Beneficiaries's pro rata share of the Debtor's assets as provided in the Disclosure Statement, and such valuation will be used for all federal income tax purposes. A Claimant's pro rata share of the Debtor's assets is determined by dividing the amount of his claim by the total amount of claims in its class against the Debtor.

                  2. TAX CONSEQUENCES OF TRUST INCOME AND SUBSEQUENT
                     DISTRIBUTIONS

           The Beneficiaries shall be treated for tax purposes as the grantors and deemed owners of the Liquidating Trust. Consistent with the provisions of Revenue Procedure 94-45, 1994-28 I.R.B. 124, the Trust shall be treated as a grantor trust owned by the Beneficiaries. Accordingly, any items of income, deduction, credit or loss of the Liquidating Trust shall be allocated for federal income tax purposes on a pro rata basis among the Beneficiaries. Income of the trust will be subject to current taxation to the Beneficiaries. The Liquidating Trust will prepare annual income tax returns pursuant to Treas. Reg. Sec. 1.671-4(a) and report to Beneficiaries their pro rata share of the income of the Trust.

         Beneficiaries who receive distributions from the Liquidating Trust in excess of their tax basis in the trust interests will realize additional gains or income. The amount of gain or income is determined by comparing the amount of distribution from the Liquidating Trust to the Creditors' tax basis in their interests in the Liquidating Trust.

                  3. CHARACTER OF GAIN OR LOSS

         The character of gain or loss recognized by a holder of a Claim as capital or ordinary gain or loss and, in the case of capital gain or loss, as short term or long term, will depend on a number of factors, including: (i) the nature and origin of the Claim; (ii) the tax status of the holder of the Claim;
(iii) whether the holder is a financial institution; (iv) whether the Claim is a capital asset in the hands of the holder; (v) whether the Claim has been held for more than one (1) year; (vi) the extent to which the holder previously claimed a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim. CLAIMANTS ARE URGED TO CONSULT THEIR INDIVIDUAL TAX ADVISORS REGARDING THESE ISSUES.

         C. RECEIPT OF INTEREST

         Under current tax consideration attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the Claimant's existing Claims are capital assets in his hands and the exchange is pursuant to a tax reorganization. A Claimant, who, under his accounting method, was not previously required to include in income, accrued but unpaid interest attributable to his existing Claims, and who exchanges his interest Claim for cash, other property, or a combination thereof, pursuant to the Plan will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that Claimant realizes an overall gain or loss as a result of the exchange of his existing Claims.

         D. BACKUP WITHHOLDING

         Under current tax law, interest, dividends and other "reportable payments" may, under certain circumstances, be subject to "backup withholding" at a thirty-one percent (31%) rate. Withholding generally applies if the holder:
(i) fails to furnish his social security number or other taxpayer


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

identification number (hereinafter "TIN"), (ii) furnishes an incorrect TIN,
(iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding.

11.4 FEDERAL INCOME TAX CONSEQUENCES TO EQUITY INTERESTS

           Pursuant to the Plan, the existing equity holders will not receive any consideration. They will be entitled to a loss to the extent of their tax basis in their shares. Such loss will be a capital loss, assuming they hold their shares for investment purposes.

                                  ARTICLE XII
                   REQUIREMENTS FOR CONFIRMATION OF THE PLAN

12.1 GENERAL CONFIRMATION REQUIREMENTS

         At the Confirmation Hearing, the Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. If those requirements have been satisfied, the Court will enter the Confirmation Order. The requirements for confirmation under the Bankruptcy Code are as follows:

         o The Plan complies with the applicable provisions of the Bankruptcy Code.

         o The proponent of the Plan has complied with the applicable provisions of the Bankruptcy Code.

         o The Plan has been proposed in good faith and is not by any means forbidden by law.

         o Any payment made or promised by the proponents of the Plan or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, was disclosed to the Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Court as reasonable.

         o The proponent of the Plan will disclose the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as director, officer or voting trustee of the Debtor, any affiliate of the Debtor participating in a joint plan with the Debtor, or a successor to the Debtor under the Plan, and the appointment to, or the continuance in, such office of such individual, is consistent with the interests of Creditors and equity security holders and with public policy.

         o The proponent of the Plan will disclose the identity of any insider that will be employed or retained by the Trust and the nature of the compensation for such insider.

         o Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtor have approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval.

         o With respect to each Class of impaired Claims, either each holder of a Claim in such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claims property of a value, as of the Effective Date of the Plan, that is not less than the amount such Claimant would receive or retain if the Debtor was liquidated on such date under chapter 7 of the Bankruptcy Code.

         o        Subject to the Plan proponent's "cramdown" right described in section 14.2 which follows, each class of Claims or Interests has either accepted the Plan or is not impaired under the Plan.

         o Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim and except as to Cure Payments, the Plan provides that Administrative Expense Claims will be paid in Cash in full on the Effective Date and that any tax Claim entitled to priority under section 507(a)(7) is being paid in full in deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim.

         o At least one impaired Class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

         o Confirmation of the Plan is not likely to be followed by the liquidation of the Debtor or the need for further financial reorganization of the Debtor or any successors to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         The Debtor believes that the confirmation requirements applicable to the Case is met under the Plan. The Debtor will present evidence in support of each applicable requirement at the Confirmation Hearing.

12.2 POTENTIAL CRAMDOWN OF THE PLAN

         If any impaired Class of Claims does not vote to accept the Plan, the Court may nevertheless confirm the Plan pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code. If the Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" to each Class of dissenting Creditors and/or Stockholders, the Court may confirm the Plan through "cramdown." The Plan will not discriminate unfairly if no Class receives more than it is legally entitled to receive.

         With respect to each dissenting Class of Unsecured Claims, "fair and equitable" means either: (i) the members of each dissenting impaired Class of Unsecured Claims receive property of a value, as of the Effective Date of the Plan, equal to the amount of their Allowed Claim; or (ii) the holders of Claims and Interests that are junior to each dissenting impaired Class of Unsecured Claims will not receive any property under the Plan. The Plan is not fair and equitable to a Class of interests if any Class of Claims is paid more than in full.

                                  ARTICLE XIII
                                   CONCLUSION

         Through confirmation of the Plan, the Debtor believes that they can resolve all Claims that have been, or could be, asserted against then in a timely and cost effective manner. The Debtor believes that the Plan provides a mechanism to resolve and provide just compensation to all Claimants. The Debtor believes that the Plan is fair to all parties-in-interest and should be approved by Creditors.

              COSTILLA ENERGY URGES YOU TO VOTE TO ACCEPT THE PLAN.

    DATED:   July 26, 2000
             Midland, Texas.


                                   COSTILLA ENERGY, INC.



                                   By:        /s/  Bobby W. Page
                                              ---------------------------------
                                              Bobby W. Page
                                              Interim Chief Executive Officer

                                   SHEINFELD, MALEY & KAY, P.C.


                                   By:        /s/ Henry J. Kaim
                                              ---------------------------------
                                              Henry J. Kaim
                                              Samuel M. Stricklin

                                   ATTORNEYS FOR THE DEBTOR


OF COUNSEL:

Richard T. McMillan
Dan G. LeRoy
COTTON, BLEDSOE, TIGHE & DAWSON
500 W. Illinois, Suite 300
Midland, Texas 79701-4337
Telephone: (915) 684-5782
Facsimile: (915) 682-3672


LIST OF EXHIBITS:

     Exhibit A-Plan of Reorganization

     Exhibit B-Order Approving Disclosure Statement

     Exhibit C-Payments in Excess of $600 Made with 90 Days of Filing Bankruptcy